Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 7, 2015

BY AND AMONG

BIOMED REALTY TRUST, INC.,

BIOMED REALTY, L.P.,

BRE EDISON HOLDINGS L.P.,

BRE EDISON L.P.

AND

BRE EDISON ACQUISITION L.P.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2015, is by and among BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), BRE Edison Holdings L.P., a Delaware limited partnership (“Parent”), BRE Edison L.P., a Delaware limited partnership (“Merger Sub I”), BRE Edison Acquisition L.P., a Maryland limited partnership (“Merger Sub II”), and BioMed Realty, L.P., a Maryland limited partnership (the “Partnership”).

W I T N E S S E T H:

WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub II with and into the Partnership, with the Partnership being the surviving entity (the “Partnership Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland Revised Uniform Limited Partnership Act (“MRULPA”);

WHEREAS, the parties also wish to effect a merger of the Company with and into Merger Sub I, with Merger Sub I being the surviving entity, immediately following the consummation of the Partnership Merger (the “Company Merger” and, together with the Partnership Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Company is the sole general partner of the Partnership through which the Company operates its business, and, as of the date hereof, the Company owns approximately 97.4% of the Partnership Units;

WHEREAS, the Board of Directors of the Company has declared advisable and approved this Agreement and the Company Merger on the terms and subject to the conditions set forth herein;

WHEREAS, BRE Edison LLC, a Delaware limited liability company (“Merger Sub I GP”), as the sole general partner of Merger Sub I, has approved this Agreement and the Company Merger and deems it advisable and in the best interests of Merger Sub I and its limited partner for Merger Sub I to enter into this Agreement and to consummate the Company Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger and deems it advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, BRE Edison Acquisition LLC, a Delaware limited liability company (“Merger Sub II GP”), as the sole general partner of Merger Sub II, has approved this Agreement and the Partnership Merger and deems it advisable and in the best interests of Merger Sub II and its limited partner for Merger Sub II to enter into this Agreement and to consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the holders of Partnership Units other than the Company or any Company Subsidiary (the “Minority Limited Partners”) may elect to receive in the Partnership Merger, on the terms and conditions specified herein, in exchange for Partnership Units, New Partnership Preferred Units in the Surviving Partnership (each such Minority Limited Partner, a “Roll-Over Limited Partner”) in an amount described in Section 2.2(a). In the Partnership Merger, any Partnership Units held by any Minority Limited Partners not making the foregoing election will be converted into the right to receive cash per Partnership Unit (each such Minority Limited Partner, a “Cash-Out Limited Partner”) in an amount as described in Section 2.2(a);

WHEREAS, as an inducement to the Company and the Partnership entering into this Agreement, Blackstone Real Estate Partners VIII L.P. (the “Guarantor”) is entering into a guaranty with the Company (the “Guaranty”), pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub I under this Agreement; and

WHEREAS, Parent, the Partnership, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGERS

Section 1.1      The Mergers.

(a)      Subject to the terms and conditions of this Agreement, and in accordance with the MRULPA, at the Partnership Merger Effective Time, Merger Sub II and the Partnership shall consummate the Partnership Merger, pursuant to which (i) Merger Sub II shall be merged with and into the Partnership and the separate existence of Merger Sub II shall thereupon cease and (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects provided in this Agreement and as specified in the MRULPA.

(b)      Subject to the terms and conditions of this Agreement, and in accordance with the DRULPA and the MGCL, at the Company Merger Effective Time, the Company and Merger Sub I shall consummate the Company Merger, pursuant to which (i) the Company shall be merged with and into Merger Sub I and the separate corporate existence of the Company shall thereupon cease and (ii) Merger Sub I shall survive the Company Merger (the “Surviving Company”), such that, following the Company Merger, Parent shall be the sole limited partner of the Surviving Company and Merger Sub I GP, a wholly-owned subsidiary of

Parent, will be the sole general partner of the Surviving Company. The Company Merger shall have the effects provided in this Agreement and as specified in the DRULPA and the MGCL.

Section 1.2      Governing Documents.

(a)      The certificate of limited partnership of Merger Sub I, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of limited partnership of the Surviving Company until thereafter amended as provided therein or by applicable Law. The limited partnership agreement of Merger Sub I, as in effect immediately prior to the Company Merger Effective Time, shall be the limited partnership agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(b)      Prior to the Closing Date, the Company, as the general partner of the Partnership, shall cause the Partnership Agreement to be amended to add to such agreement Article 17 in the form of Exhibit B hereto (as so amended, the “Amended Partnership Agreement”). The certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time (the “Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided below. The Amended Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by applicable Law. On the Closing Date, following the Company Merger Effective Time, the Surviving Company shall file a certificate of amendment to the Certificate of Limited Partnership to reflect its admission (and such other information required by the MRULPA) to the Surviving Partnership as the new sole general partner of the Surviving Partnership. From and after the Company Merger Effective Time, the Certificate of Limited Partnership, as so amended, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by applicable Law. Promptly following the Company Merger Effective Time, the Surviving Company shall execute and deliver to the Surviving Partnership an acceptance of all of the terms and conditions of the Amended Partnership Agreement and such other documents or instruments as may be required to effect its admission as the successor sole general partner of the Surviving Partnership and as a limited partner of the Surviving Partnership, and it shall thereafter be admitted to the Surviving Partnership as the successor sole general partner and a limited partner of the Surviving Partnership and shall carry on the business of the Surviving Partnership without dissolution as provided in the Partnership Agreement.

Section 1.3      Directors, Officers and General Partner and Limited Partner of the Surviving Entities.

(a)      Merger Sub I GP shall be the sole general partner of the Surviving Company following the Company Merger Effective Time, entitling Merger Sub I GP to such rights, duties and obligations as are more fully set forth in the limited partnership agreement of the Surviving Company.

(b)      Subject to Section 5.7 herein, the officers of the Company immediately prior to the Company Merger Effective Time shall be the officers of the Surviving

Company from and after the Company Merger Effective Time, until such time as their resignation or removal or such time as their successors shall be duly elected and qualified.

(c)      The Company shall be the sole general partner of the Surviving Partnership following the Partnership Merger Effective Time and prior to the Company Merger Effective Time, entitling the Company to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement. In the event there are Roll-Over Limited Partners, such Roll-Over Limited Partners shall be the limited partners of the Surviving Partnership immediately following the Partnership Merger Effective Time. In the event there are no Roll-Over Limited Partners, a direct or indirect wholly-owned Subsidiary of Merger Sub I to be designated by Parent prior to the Partnership Merger Effective Time shall be the limited partner of the Surviving Partnership immediately following the Partnership Merger Effective Time.

(d)      The Surviving Company shall be the sole general partner of the Surviving Partnership following the Company Merger Effective Time, entitling the Surviving Company to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement (as may be further amended to reflect the Surviving Company as the sole general partner of the Surviving Partnership following the Company Merger Effective Time).

Section 1.4      Effective Times.

(a)      On the Closing Date, immediately prior to the Company Merger Effective Time, the Partnership and Merger Sub II shall (i) duly execute and file articles of merger (the “Partnership Merger Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Laws of the State of Maryland and (ii) make any other filings, recordings or publications required to be made by the Partnership or Merger Sub II under the MRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the acceptance for record of the Partnership Merger Articles of Merger by the SDAT or on such other date and time (not to exceed five (5) Business Days from the date the Partnership Merger Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Partnership Merger Articles of Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”).

(b)      On the Closing Date, and immediately following the Partnership Merger Effective Time, Merger Sub I and the Company shall (i) duly execute and file articles of merger (the “Company Merger Articles of Merger”) with the SDAT in accordance with the Laws of the State of Maryland, (ii) duly execute and file a Certificate of Merger (the “Company Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the Laws of the State of Delaware and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the MGCL and the DRULPA in connection with the Company Merger. The Company Merger shall become effective upon the later of the acceptance for record of the Company Merger Articles of Merger by the SDAT, the filing of the Company Merger Certificate with the DSOS or on such other date and time (not to exceed five (5) Business Days from the date the Company Merger Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Company Merger Articles of Merger and the Company Merger Certificate (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the parties shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

(c)      Unless otherwise agreed in writing, the parties shall cause the Company Merger Effective Time and the Partnership Merger Effective Time to occur on the Closing Date.

Section 1.5      Closing of the Mergers.    The closing of the Mergers (the “Closing”) will take place at a time to be specified by the parties on the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130, or at such other time, date and place as mutually agreed to by the parties hereto (the “Closing Date”).

Section 1.6      Effects of the Mergers.

(a)      The Company Merger shall have the effects set forth in the DRULPA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Merger Sub I shall become the debts, liabilities, duties and obligations of the Surviving Company.

(b)      The Partnership Merger shall have the effects set forth in the MRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Partnership and Merger Sub II shall vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of the Partnership and Merger Sub II shall become the debts, liabilities, duties and obligations of the Surviving Partnership.

Section 1.7      Tax Consequences.      The parties intend that for U.S. federal, and applicable state, income tax purposes (a) the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub I in exchange for the Company Share Merger Consideration to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of the Company Share Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes, and (b) the Partnership Merger shall be treated as (i) a taxable sale of the Partnership Units by the Cash-Out Limited Partners in exchange for the cash portion of the Partnership Unit Merger Consideration and (ii) a contribution of Partnership Units to the Surviving Partnership by the Roll-Over Limited Partners in exchange for New Partnership Preferred Units in a tax deferred transaction under Section 721 of the Code to the extent applicable to the exchange by each Roll-Over Limited Partner. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes.

ARTICLE II.

MERGER CONSIDERATION; COMPANY SHARES; PARTNERSHIP UNITS

Section 2.1      Company Share Merger Consideration; Effect on Company Shares.

(a)      Partnership Interest of Merger Sub I.    At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, each unit of partnership interest of Merger Sub I issued and outstanding immediately prior to the Company Merger Effective Time shall remain as one issued and outstanding unit of partnership interest of the Surviving Company.

(b)      Company Share Merger Consideration; Conversion of Company Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of the Company (each, a “Company Share”) (other than any Company Subsidiary Shares or Excluded Shares, if any) issued and outstanding immediately prior to the Company Merger Effective Time, subject to the terms and conditions set forth herein, shall automatically be converted into the right to receive an amount in cash equal to the sum of (i) Twenty-Three Dollars and Seventy-Five Cents ($23.75) plus (ii) the Additional Consideration, without interest (such sum, the “Per Company Share Merger Consideration”). The aggregate amount of cash payable to holders of Company Shares as the Per Company Share Merger Consideration is hereinafter referred to as the “Company Share Merger Consideration.” The Per Company Share Merger Consideration shall be subject to adjustments as contemplated by Section 5.12.

(c)      Company Shares Owned by the Company Subsidiaries.    At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof, each issued and outstanding Company Share that is owned by any direct or indirect Company Subsidiary immediately prior to the Company Merger Effective Time (each, a “Company Subsidiary Share”) shall be automatically converted into and become one validly issued and fully paid unit of limited partnership interest (each, a “Surviving Company Partnership Interest”) of the Surviving Company. From and after the Company Merger Effective Time, all certificates representing Company Shares owned by any direct or indirect Company Subsidiary immediately prior to the Company Merger Effective Time shall be deemed for all purposes to represent the number of Surviving Company Partnership Interests into which they were converted in accordance with the immediately preceding sentence.

(d)      Cancellation of Parent-Owned and Merger Sub I-Owned Company Shares. Each issued and outstanding Company Share that is owned by Parent, Merger Sub I or any Subsidiary of Parent or Merger Sub I immediately prior to the Company Merger Effective Time (collectively, the “Excluded Shares”), if any, shall automatically be canceled and retired and shall cease to exist, and no cash, Per Company Share Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(e)      Cancellation of Company Shares.    As of the Company Merger Effective Time, all Company Shares issued and outstanding immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Share (other than Excluded Shares and any Company Subsidiary Shares, if any) shall cease to have any rights with respect to such interest, except the right to receive the Per Company Share Merger Consideration, without interest.

Section 2.2      Partnership Unit Merger Consideration; Effect on Partnership Units.

(a)      Partnership Unit Merger Consideration; Conversion of Partnership Units.    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, each Partnership Unit held by a Minority Limited Partner issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be converted into, and shall be canceled in exchange for, the right to receive an amount in cash equal to the Per Company Share Merger Consideration, without interest (the “Per Partnership Unit Merger Consideration”); provided, that in lieu of receiving the Per Partnership Unit Merger Consideration with respect to Partnership Units subject to a Unit Election, if but only if (x) the holder of such Partnership Unit has effectively made and not revoked a valid election pursuant to Section 2.2(b) to receive New Partnership Preferred Units in respect thereof and (y) the issuance of such New Partnership Preferred Units would be exempt from registration under the Securities Act and applicable state and foreign securities laws, then each of such holder’s Partnership Units subject to a Unit Election shall be converted into one fully paid New Partnership Preferred Unit, without interest. The aggregate amount of cash payable as the Per Partnership Unit Merger Consideration together with the New Partnership Preferred Units are hereinafter referred to as the “Partnership Unit Merger Consideration” and, together with the Company Share Merger Consideration and the aggregate Per Company Share Merger Consideration payable in respect of Earned Units pursuant to Section 2.3(b), the “Merger Consideration.”

(b)      Election of New Partnership Preferred Units.    Subject to Section 2.2(b)(iv) and in accordance with Section 2.2(a), each eligible holder of Partnership Units shall be entitled, with respect to all or a portion of such holder’s Partnership Units as specified by such holder in the holder’s Form of Election, to make an unconditional election, on or prior to the Election Date, to receive in the Partnership Merger in lieu of the Per Partnership Unit Merger Consideration to which such holder would otherwise be entitled, New Partnership Preferred Units (a “Unit Election”) as follows:

(i)      Parent shall prepare and deliver to the Partnership, as promptly as practicable following the date the Proxy Statement is first mailed to the stockholders of the Company and, in any event, not later than five (5) Business Days after the date on which the Proxy Statement is first mailed to the stockholders of the Company, and the Partnership shall mail to the holders of Partnership Units, a form of election, which form shall be subject to the reasonable approval of the Company (the “Form of Election”). The Form of Election may be used by each eligible holder of

Partnership Units to designate such holder’s election to convert any Partnership Units specified by such holder in the holder’s Form of Election held by such holder into New Partnership Preferred Units. Any such holder’s election to receive New Partnership Preferred Units shall be deemed to have been properly made only if Parent shall have received at its principal executive office, not later than 5:00 p.m., New York City time, on the date that is five (5) Business Days before the scheduled date of the Company Stockholders’ Meeting (the “Election Date”), a Form of Election specifying that such holder elects to receive New Partnership Preferred Units with respect to the Partnership Units specified by such holder in the holder’s Form of Election and otherwise properly completed and signed. The Form of Election shall state therein the date that constitutes the Election Date.

(ii)      A Form of Election may be revoked by any holder of a Partnership Unit only by written notice received by Parent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall be automatically revoked if the Partnership Merger has been abandoned.

(iii)      The reasonable determination of Parent shall be binding as to whether or not elections to receive New Partnership Preferred Units have been properly made or revoked. If Parent determines that any election to receive New Partnership Preferred Units was not properly made, Parent shall notify such holder of Partnership Units of the improper election and provide a reasonable opportunity to such holder to cure the improper election. If, following such reasonable period, the improperly made election remains uncured, the Partnership Units with respect to which such election was not properly made shall be converted into Per Partnership Unit Merger Consideration in accordance with Section 2.2(a). Parent may, with the agreement of the Company, make such rules as are consistent with this Section 2.2(b) for the implementation of elections provided for herein as shall be necessary or desirable to fully effect such elections.

(iv)      Each eligible holder of Partnership Units, as a condition to making a Unit Election with respect to such holder’s Partnership Units subject to a Unit Election, shall (x) represent to Parent that such holder is (1) an Accredited Investor (as such term is defined under Rule 501 promulgated under the Securities Act) and (2) not a “benefit plan investor” within the meaning of Section 3(42) of ERISA or other plan, account or arrangement (or entity whose assets constitute the assets of a plan, account or arrangement) that is subject to any Laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, and (y) agree to be bound by the terms of the Amended Partnership Agreement as it will be in effect immediately following the Partnership Merger Effective Time (which agreement shall incorporate the terms of the New Partnership Preferred Units set forth in Exhibit B hereto and any other terms determined by Parent that are not inconsistent with the terms of the New Partnership Preferred Units and do not otherwise materially and adversely affect the holders of New Partnership Preferred Units).

(v)      The Company and the Company Subsidiaries agree to reasonably cooperate with Parent in preparing any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act pursuant to Rule 506 thereunder, each of which shall be subject to the reasonable approval of the Company.

(vi)      Promptly after the Partnership Merger Effective Time, the Surviving Partnership shall deliver to each holder of Partnership Units entitled to receive New Partnership Preferred Units pursuant to the terms of Section 2.2(a) and (b), a notice confirming such holder’s record ownership of the New Partnership Preferred Units issuable pursuant hereto in respect of such holder’s Partnership Units subject to a Unit Election.

(vii)      Each Person that receives New Partnership Preferred Units pursuant to the terms of Section 2.2(a) and (b) shall automatically be admitted as a limited partner of the Surviving Partnership at the Partnership Merger Effective Time.

(c)      Partnership Units Held by the Company and Roll-Over Limited Partners.    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership, (i) each Partnership Unit held by the Company immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as Partnership Units of the Surviving Partnership held by the Company and (ii) the Roll-Over Limited Partners shall own the number of New Partnership Preferred Units issued to them in the Partnership Merger.

(d)      Cancellation of Parent-Owned and Merger Sub II-Owned Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership, each Partnership Unit held by Parent, Merger Sub II or any of their respective Subsidiaries immediately prior to the Partnership Merger Effective Time shall automatically be canceled and retired and shall cease to exist, with no consideration to be delivered or deliverable in exchange therefor.

(e)      Cancellation of Merger Sub II Partnership Interests.    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder thereof, each partnership interest in Merger Sub II shall automatically be canceled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.

Section 2.3      Treatment of Equity-Based Awards.

(a)      Effective immediately prior to the Company Merger Effective Time, each restricted stock award (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Company Merger Effective Time shall automatically become fully vested and non-forfeitable, and all Company Shares represented thereby shall be considered outstanding for all purposes of this Agreement and subject to the right to receive the Per Company Share Merger Consideration (less any applicable income and employment Taxes).

(b)      Immediately prior to the Company Merger Effective Time, each outstanding performance unit (each, a “Company Performance Unit”) shall automatically become earned and vested with respect to that number of Company Shares subject to such Company Performance Unit determined in accordance with the terms of the Company Performance Unit based on the achievement of the applicable performance goals set forth in the award agreement governing such Company Performance Unit, as measured from the beginning of the applicable performance period through the Company Merger Effective Time (each such earned and vested Company Performance Unit, an “Earned Unit”). At the Company Merger Effective Time, each Earned Unit shall be canceled and, in exchange therefor, Parent shall cause the Surviving Company to pay to each former holder of any such canceled Earned Unit within five (5) days following the Company Merger Effective Time (or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code) an amount in cash (without interest, and less any applicable income and employment withholding Taxes) equal to the Per Company Share Merger Consideration for each Earned Unit. For the avoidance of doubt, each Company Performance Unit that does not become an Earned Unit in accordance with this Section 2.3(b) shall terminate without consideration immediately prior to the Company Merger Effective Time.

(c)      Prior to the Partnership Merger Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Restricted Stock Awards, Company Performance Units or Company LTIP Units setting forth each holder’s rights pursuant to the Company Share Incentive Plan and, as applicable, the Partnership Agreement, and stating that such Company Restricted Stock Awards, Company Performance Units and Company LTIP Units shall be treated in the manner set forth in Section 2.2 or this Section 2.3, as applicable.

(d)      At or prior to the Partnership Merger Effective Time, the Company, the Partnership, the Company Board or the Company compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.3. Furthermore, the Company shall take all actions necessary to ensure that, (i) as of the Company Merger Effective Time, the Company Share Incentive Plan and any agreements thereunder shall terminate and (ii) (x) as of the Company Merger Effective Time, no holder of a Company Restricted Stock Award or Company Performance Unit or any participant in the Company Share Incentive Plan and (y) as of the Partnership Merger Effective Time, no holder of a Company LTIP Unit shall, in each case have any rights to acquire, or other rights in respect of, the capital stock or partnership units, as applicable, of Parent, the Company, the Partnership, the Surviving Company, the Surviving Partnership or any of their respective Subsidiaries, except the right to receive the payments contemplated by this Section 2.3 in cancellation and settlement thereof or, in the case of Company LTIP Units, the right to receive Partnership Unit Merger Consideration pursuant to Section 2.2.

Section 2.4      Exchange of Certificates.

(a)      Paying Agent.    Prior to the Partnership Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for (i) the payment or exchange in accordance with this Article II of the Merger Consideration (other than any New Partnership Preferred Units to be issued in accordance with this Article II pursuant to the Unit Election, payments in respect of Earned Units and payments in respect of Company LTIP Units) and (ii) if Parent wishes the Paying Agent to so act (provided, however, that if Parent does not wish for the Paying Agent to so act, Parent shall so act), in Parent’s discretion, the exchange of Partnership Units (other than Company LTIP Units) for New Partnership Preferred Units in accordance with this Article II pursuant to the Unit Election. At or prior to the Partnership Merger Effective Time, Parent shall deposit with the Paying Agent the cash portion of the Merger Consideration and, if applicable, immediately following the Partnership Merger Effective Time, the New Partnership Preferred Units to be issued in accordance with this Article II pursuant to the Unit Election, less (A) the Per Company Share Merger Consideration to be paid in respect of Earned Units and (B) the Per Partnership Unit Merger Consideration to be paid and any New Partnership Preferred Units to be issued in respect of Company LTIP Units, which amounts in respect of Earned Units and Company LTIP Units shall be paid or delivered directly to the Surviving Company (the cash portion of the Merger Consideration and any such New Partnership Preferred Units so deposited being referred to herein as the “Exchange Fund”). The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Company Merger Certificate, the Company Merger Articles of Merger and the Partnership Merger Articles of Merger. The Company shall cooperate with Parent and the Paying Agent to facilitate an orderly transfer of funds. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company.

(b)      Share and Unit Transfer Books. On the Closing Date, the share transfer books of the Company and the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Shares or Partnership Units. From and after the Closing Date, the holders of certificates representing ownership of the Company Shares or, if applicable, Partnership Units outstanding immediately prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, or any book-entry shares or book-entry units representing Company Shares or Partnership Units (each such certificate, book-entry share or book-entry unit, a “Certificate”), shall cease to have rights with respect to such shares or units, as applicable, except as otherwise provided for herein. On or after the Closing Date, any Certificates presented to the Paying Agent, the Surviving Company or the Surviving Partnership in accordance with this Agreement shall be exchanged for the Per Company Share Merger Consideration, the Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, with respect to the Company Shares or Partnership Units formerly represented thereby.

Section 2.5      Exchange Procedures.

(a)      Procedure. As soon as possible after the Closing Date (but in any event within five (5) Business Days), the Surviving Company shall (i) cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Company Merger Effective Time, represented outstanding Company Shares or that, immediately prior to the Partnership Merger Effective Time, represented Partnership Units (other than Company LTIP Units) whose shares or units, as applicable, were converted into the right to receive or be exchanged for the Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, pursuant to Section 2.1, Section 2.2 and Section 2.3(a): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates or affidavits of loss in lieu thereof in accordance with Section 2.5(f) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, to which the holder thereof is entitled, and (ii) pay (or deliver, as applicable) the Per Partnership Unit Merger Consideration and any New Partnership Preferred Units to be paid or issued to holders of Company LTIP Units, less any applicable income and employment withholding Taxes. Upon surrender of a Certificate for cancellation or affidavits of loss in lieu thereof in accordance with Section 2.5(f) to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, payable in respect of the Company Shares or Partnership Units, as applicable, previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares or Partnership Units to a Person that is not registered in the transfer records of the Company or Partnership, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, as contemplated by this Section 2.5. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(b)      No Further Ownership Rights in the Company Shares or Partnership Units.    On the Closing Date, holders of Company Shares or Partnership Units that are converted into the right to receive Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, shall cease to be, and shall have no rights as, stockholders of the Company or limited partners of the

Partnership other than the right to receive the Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, provided under this Article II. The Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, paid or delivered or issued upon the surrender for exchange of Certificates representing Company Shares or Partnership Units, in accordance with the terms of this Article II shall be deemed to have been paid, delivered or issued, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Shares or Partnership Units, exchanged therefor.

(c)      Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Closing Date shall be delivered to the Surviving Company and any holders of Company Shares or Partnership Units prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and only as general creditors thereof for payment of the Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, upon compliance with the procedures set forth in Section 2.5(a) and subject to Section 2.5(d).

(d)      No Liability.    None of Parent, Merger Sub I, the Surviving Company, the Partnership, Merger Sub II, the Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of the Certificates immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e)      Investment of Exchange Fund.    After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Company. Until the termination of the Exchange Fund pursuant to Section 2.5(c), to the extent that there are losses with respect to such investments, or the cash portion of the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Share Merger Consideration or the cash portion of the Partnership Unit Merger Consideration as contemplated hereby, the Surviving Company shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(f)      Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Paying Agent and the taking of such other actions as may be reasonably requested by the Paying Agent, the

Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.5(c), the Surviving Company) will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, payable in respect thereof, pursuant to this Agreement.

Section 2.6      Withholding Rights.    The Company, the Surviving Company, the Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment (and, with respect to the Company Restricted Stock Awards, the Company Performance Units or the Company LTIP Units, the vesting of such Company Restricted Stock Awards, the vesting and cancellation of such Company Performance Units or the treatment of such Company LTIP Units as set forth in Section 2.2) under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Company, the Surviving Company, the Surviving Partnership or the Paying Agent, as applicable, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Company, the Surviving Partnership or the Paying Agent, as applicable.

Section 2.7      Dissenters’ Rights.    No dissenters’ or appraisal rights shall be available with respect to the Mergers.

Section 2.8      Adjustment of Per Company Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units.  In the event that, subsequent to the date of this Agreement but prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, the Company Shares or the Partnership Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company or the Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Per Company Share Merger Consideration, the Per Partnership Unit Merger Consideration and New Partnership Preferred Units to provide the holders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing set forth in this Section 2.8 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as disclosed in the Company SEC Documents furnished or filed prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company and the Partnership hereby jointly and severally represent and warrant to Parent, Merger Sub I and Merger Sub II as follows:

Section 3.1      Organization and Qualification; Subsidiaries.

(a)      The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Maryland. Each other Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing, as applicable, under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)      The Company has made available to Parent true and complete copies of (i) the charter of the Company (the “Company Charter”), (ii) the Third Amended and Restated Bylaws of the Company (the “Company Bylaws”) and (iii) the Partnership Agreement and the Certificate of Limited Partnership, each as in effect as of the date hereof and together with all amendments thereto. Each of the Company Charter, Company Bylaws, the Partnership Agreement and the Certificate of Limited Partnership is in full force and effect, and neither the Company nor the Partnership is in violation of any of the provisions of such documents.

(c)      Section 3.1(c) of the Company Disclosure Letter sets forth a complete list of each Company Subsidiary, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or a Company Subsidiary and any other Person, as applicable, in such Company Subsidiary.

(d)      Section 3.1(d) of the Company Disclosure Letter sets forth a complete list of Persons, other than the Company Subsidiaries, in which the Company or any Company Subsidiary has an equity interest as of the date of this Agreement recorded on the Company’s most recent balance sheet in an amount in excess of $2,000,000, together with the

Company’s or applicable Company Subsidiary’s ownership interests and stated percentage interests in each such entity.

Section 3.2      Capitalization.

(a)      The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 15,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of October 1, 2015, 203,527,787 shares of Company Common Stock (which includes Company Restricted Stock Awards) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

(b)      As of October 1, 2015, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except as set forth in Section 3.2(b) of the Company Disclosure Letter.

(c)      Section 3.2(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Restricted Stock Award, Company Performance Unit and Company LTIP Unit outstanding as of October 1, 2015: (i) the name of the holder of such Company Restricted Stock Award, Company Performance Unit or Company LTIP Unit; (ii) the number of Company Shares subject to such Company Restricted Stock Award or Company Performance Unit and the number of Company LTIP Units held by such holder; (iii) the date on which such Company Restricted Stock Award, Company Performance Unit or Company LTIP Unit was granted; and (iv) the extent to which such Company Restricted Stock Award, Company Performance Unit or Company LTIP Unit is vested and/or non-forfeitable, as of October 1, 2015 and the times and extent to which such Company Restricted Stock Award, Company Performance Unit (assuming target level and maximum performance) or Company LTIP Unit is scheduled to become vested and/or non-forfeitable thereafter. All Company Shares to be issued pursuant to any Company Restricted Stock Award, Company Performance Unit or upon the redemption of any Company LTIP Unit shall be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(d)      As of the date hereof, except as provided in Section 3.2(a) or (b) and except as set forth in Section 3.2(d) of the Company Disclosure Letter, there are no (i) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary, (ii) options, warrants or other rights or securities issued or granted by the Company or any Company Subsidiary relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iii) Contracts that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire or sell, redeem, exchange or convert any capital stock of, or other equity interests in, the Company or any Company Subsidiary, or (iv) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value of the Company Common Stock. Since the close of business on October 1, 2015 through the date hereof, the Company and the Partnership have not issued any Company Shares or other equity security (other than Company Restricted Stock Awards, Company Performance Units or Company Shares issued in respect of Company Restricted Stock Awards or Company Performance Units outstanding prior to such date). The Company does not have a shareholder rights plan in place. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, the Company has not exempted any Person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters on which holders of capital stock or other equity interests of the Company or any of the Company Subsidiaries may vote. None of the Company Subsidiaries owns any Company Shares.

(e)      Except as provided in Section 3.2(g) and except as set forth in Section 3.2(e) of the Company Disclosure Letter, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Company or any Company Subsidiary, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except (i) pursuant to the Partnership Agreement, (ii) for equity securities and other instruments (including loans) in wholly-owned Subsidiaries of the Partnership or (iii) as set forth in Section 3.2(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any Company Subsidiary or any other Person.

(f)      Except as set forth in Section 3.2(f) of the Company Disclosure Letter and for transfer restrictions in the organizational documents of the Company or any Company Subsidiary, neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Company or any of the Company Subsidiaries.

(g)      The Company is the sole general partner of the Partnership. As of the date hereof, the Company held 203,527,787 Partnership Units. In addition to the Partnership Units held by the Company, as of the date hereof, 5,083,400 Partnership Units (excluding Company LTIP Units) were issued and outstanding, and each such Partnership Unit is redeemable in accordance with the Partnership Agreement in exchange for one Company Share or cash, at the Company’s election. The Partnership Units (excluding Company LTIP Units) issued and outstanding comprise a single class of Partnership Units. Other than the Company LTIP Units set forth in Section 3.2(c) of the Company Disclosure Letter, no other units or equity interests in the Partnership are issued and outstanding. Section 3.2(g) of the

Company Disclosure Letter sets forth a list of all other holders of the Partnership Units (other than Company LTIP Units set forth in Section 3.2(c) of the Company Disclosure Letter), such holder’s most recent address and the exact number and type of such Partnership Units held. Except as set forth in Section 3.2(g) of the Company Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Letter, and other than the Company LTIP Units set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests of the Partnership or any other securities convertible into or exchangeable for any partnership interests of the Partnership. Except as set forth in Section 3.2(g) of the Company Disclosure Letter, the Partnership Units that are owned by the Company are owned free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Partnership Agreement.

(h)      As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Company and Company Subsidiaries in excess of $10,000,000 in principal amount, other than Indebtedness in the principal amounts identified by instrument in Section 3.2(h) of the Company Disclosure Letter.

Section 3.3      Authority.

(a)      The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company’s board of directors (the “Company Board”) and, other than the Company Requisite Vote, the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT and the Company Merger Certificate with the DSOS, no additional corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby by the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).

(b)      The Partnership has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Partnership and the Company in its capacity as the sole general partner of the Partnership and, other than the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, no additional proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement or the consummation of the transactions contemplated hereby by the Partnership. This Agreement has been duly executed and delivered by the Partnership and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II) constitutes the valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)      The Company Board has unanimously (i) approved and declared advisable this Agreement and the Mergers and the other transactions contemplated by this Agreement, (ii) approved the execution, delivery and performance of this Agreement and, subject to obtaining the Company Requisite Vote, the consummation by the Company of the transactions contemplated hereby, including the Mergers, (iii) directed that, subject to the terms and conditions of this Agreement, the Company Merger be submitted to the stockholders of the Company for their approval and (iv) resolved to, subject to the terms and conditions of this Agreement, recommend the approval of the Company Merger by the stockholders of the Company, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.6, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.4      No Conflict; Required Filings and Consents.

(a)      None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the transactions contemplated by this Agreement will: (i) subject to obtaining the Company Requisite Vote, conflict with or violate any provision of the Company Charter, the Company Bylaws, the Certificate of Limited Partnership or the Partnership Agreement, as applicable; (ii) (A) conflict with or violate any provision of the organizational documents of any Company Subsidiary (other than the Partnership) and (B) assuming that all consents, approvals and authorizations described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or any of their respective properties or assets; or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, cancellation, purchase or sale under or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of the Company or any Company Subsidiary, pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), (x) as set forth in Section 3.4(a) of the Company Disclosure Letter, (y) as contemplated by Section 2.3 or (z) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)      None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT, (ii) the filing of the Company Merger Certificate with the DSOS, (iii) the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, (iv) compliance with, and such filings as may be required under, Environmental Laws, (v) compliance with the applicable requirements of the Exchange Act, (vi) compliance with the applicable requirements of the HSR Act, (vii) filings as may be required under the rules and regulations of the New York Stock Exchange, (viii) compliance with any applicable federal or state securities or “blue sky” Laws, (ix) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates, (x) such filings as may be required in connection with the payment of any transfer and gain taxes and (xi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5      Company SEC Documents; Financial Statements.

(a)      Since January 1, 2013, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain (and any Company SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries (other than the Partnership) is currently subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company or the Partnership, on the other hand, since January 1, 2013. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company or the Partnership with the SEC and, as of the date hereof, to the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes and schedules thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC rules and regulations) and (ii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments).

(b)      The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.6      Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub I, Merger Sub II or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.7      Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since December 31, 2014 through the date hereof, (a) the Company and each of the

Company Subsidiaries have conducted in all material respects their respective businesses in the ordinary course of business consistent with past practice, (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, and (c) except for regular quarterly cash dividends on the Company Shares and Partnership Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Shares or the Partnership Units.

Section 3.8      Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the consolidated balance sheet of the Company as of June 30, 2015 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2015, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9      Permits; Compliance with Laws.

(a)      The Company and each Company Subsidiary is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals and orders of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted as of the date hereof (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the transactions contemplated by this Agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)      The Company and each of the Company Subsidiaries is in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and properties or assets, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any of the Company Subsidiaries or their operations is pending or, to the Company’s knowledge, threatened in writing, and, to the Company’s knowledge, no Governmental Entity has indicated an intention to conduct the same.

(c)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the

Company Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of the Company Subsidiaries, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 3.10      Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter and except for stockholder or derivative litigation that may be brought relating to this Agreement or the transactions contemplated hereby or events leading up to this Agreement, there is no suit, claim, action, investigation or proceeding which is against the Company or any Company Subsidiary (or any of their properties or assets) pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.11      Employee Benefits.

(a)      Section 3.11(a) of the Company Disclosure Letter sets forth a list of all material “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit plans or other benefit arrangements or payroll practices including bonus plans, fringe benefits, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical benefits, life insurance, other welfare benefits, cafeteria, scholarship programs, directors’ benefit, bonus or other incentive compensation, which the Company or any Company Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to or with respect to which the Company or any Company Subsidiary or ERISA Affiliate has any direct or indirect liability (each a “Company Employee Benefit Plan” and collectively, the “Company Employee Benefit Plans”).

(b)      None of the Company Employee Benefit Plans is or has been subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor is the Company, any Company Subsidiary or any ERISA Affiliate obligated to contribute (and such entities have not, in the past six (6) years, had an obligation to contribute) to a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist which would reasonably be expected to result in any such liability.

(c)      Correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans (other than a Multiemployer Plan, of which there are none) have been made available to Parent by the Company: (i) plan and related trust documents, and amendments thereto; (ii) the three most recent Forms 5500 and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service (“IRS”) determination letter (which resulted from a proper and timely filing with the IRS), if any; (iv) the current summary plan description and any material modifications thereto, if applicable; (v) the three most recent financial statements and actuarial valuations, if applicable; and (vi) all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any Governmental Entity (including the Department of Labor and the IRS).

(d)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under all Company Employee Benefit Plans; (ii) the Company Employee Benefit Plans have been administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iii) all contributions and premium payments (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans, including to any funds or trusts established thereunder or in connection therewith, have been made by the due date thereof and all contributions and premium payments for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date; (iv) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the Company’s knowledge, threatened in writing with respect to any Company Employee Benefit Plan; and (v) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax or civil penalty.

(e)      Each of the Company Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable opinion letter or determination letter from the IRS and, to the Company’s knowledge, there is no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or the exemption of such trust.

(f)      Except as set forth in Section 3.11(f) of the Company Disclosure Letter, none of the Company Employee Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.

(g)      No stock or other security issued by the Company forms or has formed a material part of the assets of any tax qualified Company Employee Benefit Plan.

(h)      Except as set forth in Section 3.11(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Mergers will (either alone or in combination with any other event) (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former Service Provider; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment (including the funding of a trust) or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former Service Provider. Without limiting the generality of the foregoing, except as set forth in Section 3.11(h) of the Company Disclosure Letter, no amount payable to any current or former Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) under any compensation arrangement would be nondeductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligations to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Taxes incurred by such Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

Section 3.12      Labor Matters.

(a)      Section 3.12(a) of the Company Disclosure Letter sets forth a list of all collective bargaining agreements and similar labor agreements to which the Company or any Company Subsidiary is party (excluding personal services contracts). The Company has heretofore made available to Parent correct and complete copies of the collective bargaining agreements, together with all material amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder, and similar labor agreements listed in Section 3.12(a) of the Company Disclosure Letter.

(b)      (i) No employees of the Company or any of the Company Subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a written demand to the Company or any Company Subsidiary for recognition or certification; (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Company’s knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Company’s knowledge, there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary; and (v) the Company and the Company Subsidiaries are not currently materially affected and have not been materially affected in the past by any actual or threatened work stoppage, strike or other labor disturbance.

(c)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice charges, grievances or complaints filed or, to the Company’s knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any Company Subsidiary.

(d)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no complaints, charges or claims against the Company or any Company Subsidiary filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary.

(e)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (ii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any Company Subsidiary within the last six (6) months.

Section 3.13      Tax Matters.

(a)      The Company and each Company Subsidiary has timely filed (taking into account any valid extension of time within which to file) all income and all other material Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects. All material Taxes payable by or on behalf of the Company or any Company Subsidiary (whether or not shown on a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Except as set forth in Section 3.13(a) of the Company Disclosure Letter, no power of attorney with respect to any Tax matter is currently in force.

(b)      The Company (i) for all taxable years commencing in 2004, the year in which the Company first made a REIT tax election, through December 31, 2014, has been organized and operated in conformity for qualification and taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code, (ii) has operated, and will continue to operate, in such a manner as to enable it to qualify as a REIT from January 1, 2015 through the date of the Company Merger Effective Time, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or, to the Company’s knowledge, threatened in writing. Section 3.13(b) of the Company Disclosure Letter sets forth each Company Subsidiary and its classification for U.S. federal income tax purposes as of the date hereof. Each entity that is listed in Section 3.13(b) of the Company Disclosure Letter as a partnership, joint venture, or limited liability company has been since its formation and continues to be treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each entity that is listed in Section 3.13(b) of the Company Disclosure Letter as a corporation has been since the date listed in Section 3.13(b) of the Company Disclosure Letter a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code, which date is in all cases the later of the date of its formation, the date on which the Company acquired an interest in such entity, or within thirty (30) days after the calendar quarter in which the Company acquired an interest in such entity, as indicated in Section 3.13(b) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(c)        Since January 1, 2011, (i) the Company and each of the Company Subsidiaries have not incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) and (ii) neither the Company nor any Company Subsidiary has incurred any other material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. Since January 1, 2011, neither the Company nor any Company Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2011, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.

(d)        Except as provided in Section 3.13(d) of the Company Disclosure Letter, there are no Tax Protection Agreements currently in force.

(e)        Except as set forth in Section 3.13(e) of the Company Disclosure Letter, the Company and each of the Company Subsidiaries: (i) is not currently (and since inception has not been) the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending and does not have any knowledge that such audit, examination, investigation or other proceeding is threatened or contemplated; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for Taxes before any Governmental Entity; (vi) to the knowledge of the Company, is not subject to a claim or deficiency for any Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the knowledge of the Company, is not subject to a claim by a Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction; (viii) has no outstanding requests for any Tax ruling from any Governmental Entity and has not received a Tax ruling; and (ix) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(f)      The Company and each of the Company Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (iii) have in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) have collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(g)      The Company has made available to Parent correct and complete copies of (i) all U.S. federal Tax Returns of the Company and the Company Subsidiaries relating to the last three years which have been filed and (ii) any audit report issued within the last five (5) years relating to any Taxes due from or with respect to the Company or any Company Subsidiaries.

(h)      Except as set forth in Section 3.13(h) of the Company Disclosure Letter, to the knowledge of the Company (and other than in connection with the transactions contemplated by this Agreement), there are no proposed reassessments of any real property owned by the Company or any Company Subsidiary that would result in a material increase in the amount of any Tax to which the Company or any of its Subsidiaries would be subject.

(i)      Neither the Company nor any of the Company Subsidiaries: (i) has agreed to make any material adjustment pursuant to Section 481(a) of the Code, (ii) has any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to the Company or any Company Subsidiary or (iii) has any application pending with the IRS or any other Governmental Entity requesting permission for any change in accounting method.

(j)      Except as set forth in Section 3.13(j) of the Company Disclosure Letter, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(k)      Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) the Tax Protection Agreements listed in Section 3.13(d) of the Company Disclosure Letter, (ii) customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business not primarily relating to Taxes and (iii) any agreement or arrangement between the Company and any Company Subsidiary, pursuant to which it has any obligation to make any payments after the Closing.

(l)      The Company has set forth in Section 3.13(l) of the Company Disclosure Letter a list of all Reportable Transactions in which the Company or any Company Subsidiary has participated. Each of the Company and the Company Subsidiaries have disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction in which it has participated. Each of the Company and the Company Subsidiaries have retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents and other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

(m)      Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(n)      Neither the Company nor any Company Subsidiary: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

Section 3.14      Real Property.

(a)      Subject to the immediately succeeding sentence, Section 3.14(a) of the Company Disclosure Letter lists the common street address for all real property owned by the Company or any Company Subsidiary in fee as of the date hereof, and the Company Subsidiary owning such real property (such real property interests are, as the context may require, individually or collectively referred to as the “Owned Real Property”). Except as set forth in Section 3.14(a) of the Company Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b)      Subject to the immediately succeeding sentence, Section 3.14(b) of the Company Disclosure Letter lists the common street address for all real property in which a Company Subsidiary holds as lessee or sublessee a ground lease or ground sublease interest in any real property (such real property interests are, as the context may require, individually or collectively referred to as the “Ground Leased Real Property”), each ground lease (or ground sublease) pursuant to which the Company or any Company Subsidiary is a lessee (or sublessee) as of the date hereof, including each amendment or guaranty or any other agreement related thereto (individually, a “Ground Lease” and collectively, “Ground Leases”) and the applicable Company Subsidiary holding such leasehold interest. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold interest in or good and valid fee simple title to the Ground Leased Real Property free and clear of all Liens except for Permitted Liens.

(c)      Subject to the immediately succeeding sentence, Section 3.14(c) of the Company Disclosure Letter lists the common street address for all real property in which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest (excluding the Ground Leases) (the “Company Leased Real Property”), each lease or sublease of such real property pursuant to which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest, including each amendment, guaranty or any other agreement relating thereto (“Company Leases”) and the applicable Company Subsidiary holding such leasehold interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest as a lessee or sublessee in the Company Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Company Leases have been made available to Parent.

(d)      The operating budget set forth in Section 3.14(d)(i) of the Company Disclosure Letter (the “Operating Budget”) discloses, as of the date hereof, on a line-item basis the budgeted operating expenses of the Company and the Company Subsidiaries through March 31, 2016 (the “Operating Expenses”), excluding Tenant Costs and Capital Expenditures not directly related to corporate activities. The capital expenditure budgets (the “Development Expenditure Budget”) in Section 3.14(d)(ii) of the Company Disclosure Letter disclose, as of the date hereof, the budgeted amount of all expenditures and fundings (capital or otherwise) (the “Development Capital Expenditures”) by Company Real Property, remaining as of June 30, 2015 and anticipated to be funded on a month-to-month basis through March 31, 2016 and annually through project completion by or on behalf of the Company or any Company Subsidiary, in connection with renovations, construction projects, restorations, developments and redevelopments, excluding the Pre-Development Projects (collectively, the “Development Projects”), on, relating to or adjacent to any Company Real Property, in each case, in excess of $2,500,000. The pre-development budget in Section 3.14(d)(iii) of the Company Disclosure Letter discloses, as of the date hereof, the budgeted amounts for “Committed” and “Uncommitted” expenditures and fundings (capital or otherwise) (“Pre-Development Expenditures”) by Company Real Property that are anticipated to be funded by the Company or any Company Subsidiary with respect to Development Projects that are in pre-development (the “Pre-Development Projects”). Except as set forth in Section 3.14(d)(iv) of the Company Disclosure Letter (the “Space Lease Commission Schedule”), there are no brokerage commissions or fees in excess of $1,000,000 that are now due or which would reasonably be expected to become due from the Company or any Company Subsidiary with respect to any individual Company Lease or Company Space Lease as of the date hereof. The tenant improvement budget (such tenant improvement budget, together with the Development Expenditure Budget, the “Capital Expenditure Budget”) in Section 3.14(d)(v) of the Company Disclosure Letter and the operating capital budget set forth in Section 5.1(x) of the Company

Disclosure Letter disclose, as of the date hereof, the budgeted amount of all allowances, expenditures and fundings (such allowances, expenditures and fundings, together with the Development Capital Expenditures, the “Capital Expenditures”) by Company Real Property, remaining as of June 30, 2015 and budgeted to be funded annually through project completion by or on behalf of the Company or any Company Subsidiary, in connection with (x) Tenant Costs pursuant to Company Space Leases executed on or prior to June 30, 2015 and (y) tenant improvement allowances for Company Space Leases executed after June 30, 2015 (such Tenant Costs and tenant improvement allowances, together with the Development Projects, the “Construction Projects”), in each case, in excess of $2,500,000.

(e)      Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the Company Real Properties dated as of September 30, 2015 (the “Rent Rolls”), which have previously been made available to Parent, as such Rent Rolls have been supplemented by the information set forth in Section 3.14(e) of the Company Disclosure Letter, list each lease, sublease or ground lease to which the Company or its Subsidiaries are party as landlord with respect to each of the applicable Company Real Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other agreements related thereto, the “Company Space Leases”). To the knowledge of the Company, the Company has made available to Parent correct and complete copies of all Company Space Leases as of the date hereof. Except as set forth in Section 3.14(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in default under any Material Space Lease, except for defaults that are disclosed in the Rent Rolls or that do not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No termination option has been exercised in writing under any of the Material Space Leases that would result in a full or partial termination of such Material Space Lease after the date hereof except as disclosed in Section 3.14(e) of the Company Disclosure Letter.

(f)      Except for those contracts or agreements set forth in Section 3.14(f) of the Company Disclosure Letter and the Company Material Contracts, neither the Company nor any Company Subsidiary has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly-owned Company Subsidiary (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). Section 3.14(f) of the Company Disclosure Letter sets forth the only transactions or Company Real Properties for which any Participation Party currently has a Participation Interest pursuant to such Participation Agreements.

(g)      Except as set forth in the applicable Company Space Leases or in Section 3.14(g) of the Company Disclosure Letter or disclosed in the Company Material Contracts, neither the Company nor any Company Subsidiary is a party to any material agreement pursuant to which a Person other than the Company or any wholly-owned Company Subsidiary manages or manages the development of any of the Company Real Properties (a “Third Party”).

(h)      Except as set forth in Section 3.14(h) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any material agreement pursuant to which the Company or any of the Company Subsidiaries manages, is a development manager of or is the leasing agent of any real properties for any Third Party.

(i)      As of the date hereof, (i) neither the Company nor any Company Subsidiary has exercised any Transfer Right with respect to any asset or Person in an amount in excess of $2,000,000, individually or in the aggregate, which transaction has not yet been consummated and (ii) no Third Party has exercised in writing any Transfer Right with respect to any Company Subsidiary or Company Real Property.

(j)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens. Section 3.14(j) of the Company Disclosure Letter lists each real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiary (if a Company Subsidiary at the time of such conveyance, transfer, assignment or disposition) since January 1, 2011, except for easements or similar interests. Other than as set forth in Section 3.14(j) of the Company Disclosure Letter, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in liability to the Company or any Company Subsidiary in an amount, in the aggregate, in excess of $5,000,000. To the Company’s knowledge, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, for any Company Real Property, in each case which has had, or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k)      As of the date hereof (i) BMR-PR II LLC qualifies as a “venture capital operating company” (a “VCOC”) other than by virtue of being in its “distribution period” (each within the meaning of the Department of Labor plan assets regulations set forth in

29 C.F.R. Section 2510.3-101.3-101, as amended) and (ii) BMR-PR II TRS LLC qualifies as a VCOC and was eligible to enter into its “distribution period” on June 26, 2008.

Section 3.15      Environmental Matters.    Except as set forth in Section 3.15 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)      (i) The Company and each Company Subsidiary are and have been in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and at all times during the Company’s and each Company Subsidiary’s ownership or operation of any Company Real Property, such Company Real Property has been (and with respect to former Subsidiaries of the Company and properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company, to the knowledge of the Company or any Company Subsidiary, was during the period owned, leased or operated by any of them) in compliance with all applicable Environmental Laws (including possessing and complying with any required Environmental Permits); (ii) there are no administrative or judicial proceedings relating to Environmental Laws pending or, to the knowledge of the Company, threatened, against the Company, any Company Subsidiary, any Company Real Property, or, to the knowledge of the Company, any properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company; (iii) neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim, in any case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law and, to the knowledge of the Company, no such notice, demand or claim has been threatened; and (iv) each Environmental Permit required of the Company, any Company Subsidiary, and any Company Real Property is valid and in effect and the renewal of such Environmental Permit has been timely re-applied for.

(b)      (i) Neither the Company nor any Company Subsidiary has received any written notice, demand or claim alleging liability on the part of the Company or any Company Subsidiary as a result of a Release of Hazardous Substances; (ii) Hazardous Substances are not present in, at, on or under any of the Company Real Property, either as a result of the operations of the Company or any Company Subsidiary or otherwise, and to the knowledge of the Company are not present in, at, on or under any other real property for which the Company or any Company Subsidiary could reasonably be expected to be liable, in a quantity or condition that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary; and (iii) there are, to the Company’s knowledge, no wetlands (as that term is defined under Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1344, and all implementing regulations) at any Company Real Property, nor is any Company Real Property subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record.

Section 3.16      Intellectual Property.

(a)        Except as set forth in Section 3.16 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Patents, Trademarks, Copyrights, and Trade Secrets (the “Intellectual Property Rights”) used by the Company or any Company Subsidiary in, and that are material to, the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”) and (ii) neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of or right to use any of the Company Intellectual Property Rights. To the Company’s knowledge, no other Person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other Person, except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement of the Intellectual Property Rights of any other Person by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17      Contracts.

(a)      All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed on or after January 1, 2015 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b)      Other than the Contracts described in Section 3.17(a), Section 3.17(b) of the Company Disclosure Letter sets forth a complete list, in each case as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly-owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries) that:

(i)      is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract (including Joint Venture Agreements);

(ii)      is a Material Space Lease, Ground Lease or Material Company Lease;

(iii)      contains covenants of the Company or any of the Company Subsidiaries purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries (or, after the Company Merger Effective Time, Parent or its affiliates) or any of their affiliates may engage or the geographic area in which any of them may so engage, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company in the ordinary course of business consistent with past practice, contained in the Material Company Leases or contained in other recorded documents by which real property was conveyed by the Company to any user;

(iv)      evidences Indebtedness for borrowed money in excess of $5,000,000 of the Company or any of the Company Subsidiaries, whether unsecured or secured (such Indebtedness, the “Existing Indebtedness” and such Contracts, the “Existing Loan Documents”);

(v)      provides for (A) the pending purchase, sale, assignment, ground leasing or disposition of or (B) except as set forth in the Company Space Leases, Company Leases, Ground Leases or Joint Venture Agreements, a Transfer Right to purchase, sell, dispose of, assign or ground lease, in each case, by merger, purchase or sale of assets or stock or otherwise, directly or indirectly, any real property (including any Company Real Property or any portion thereof);

(vi)      except for any capital contribution requirements as set forth in the organizational documents of any Person set forth in Section 3.17(b)(vi) of the Company Disclosure Letter or in any Joint Venture Agreements, requires the Company or any Company Subsidiary to make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any Company Subsidiary or other Person in excess of $2,000,000;

(vii)      relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, other than any settlement that provides solely for the payment of less than $1,000,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary);

(viii)      with any current executive officer or director of the Company or any of the Company Subsidiaries, any stockholder of the Company beneficially owning 5% or more of outstanding Company Shares or, to the Company’s knowledge, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing;

(ix)      except to the extent such Contract is described in clauses (i)-(viii) above, calls for or guarantees (A) aggregate payments by, or other consideration from, the Company and the Company Subsidiaries of more than $10,000,000 over the remaining term of such Contract or (B) annual aggregate payments by, or other consideration from, the Company and the Company Subsidiaries of more than $5,000,000; or

(x)      evidences federal historic tax credits, new market tax credits or state historic tax credits with respect to a Company Real Property (the “Tax Credit Documents”).

Each Contract of a type described in clauses (a) and (b) of this Section 3.17 is referred to herein as a “Company Material Contract.” To the knowledge of the Company, the Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof, including amendments, supplements and side letters related thereto.

(c)      Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.18      Opinion of Financial Advisor. The Company Board has received the opinions of Morgan Stanley & Co. LLC and Raymond James & Associates, Inc. to the effect that, as of the date of such opinions and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.19      Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Laws and regulations, including in the MGCL (including the Maryland Business Combination Act and Maryland Control Share Acquisition Act) or the MRULPA (collectively, “Takeover Statutes”).

Section 3.20      Vote Required. The affirmative vote of the holders of not less than a majority of all of the outstanding shares of Company Common Stock entitled to vote on the matter at the Company Stockholders’ Meeting is the only vote required of the holders of any class or series of capital stock or other equity securities of the Company to approve the Company Merger and the other transactions contemplated by this Agreement (the “Company Requisite

Vote”). Other than the written consent of the general partner of the Partnership approving this Agreement and the Partnership Merger (which written consent has been obtained), no vote or consent of the holders of any Partnership Units is necessary to approve the Partnership Merger or the other transactions contemplated by this Agreement and no dissenters or appraisal rights will be available to any holder of Partnership Units.

Section 3.21      Insurance. Section 3.21 of the Company Disclosure Letter sets forth a correct and complete list of the material insurance policies held by, or for the benefit of the Company or any of the Company Subsidiaries as of the date of this Agreement, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, and (c) neither the Company nor any Company Subsidiary is in breach of or default under any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2015, the Company has not received written notice of termination or cancellation or denial of coverage with respect to any insurance policy, or written notice of failure to renew any such insurance policy or refusal of coverage thereunder or any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

Section 3.22      Investment Company Act.    Neither the Company nor any of the Company Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.23      Brokers. Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor (other than Morgan Stanley & Co. LLC and Raymond James & Associates, Inc.) to any broker’s or finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has furnished to Parent true and complete copies of all Contracts between the Company and Morgan Stanley & Co. LLC, and between the Company and Raymond James & Associates, Inc., relating to the transactions contemplated by this Agreement, which agreements disclose all fees payable thereunder.

Section 3.24      Acknowledgement of No Other Representations or Warranties.    Each of the Company and the Partnership acknowledges and agrees that, except for the representations and warranties contained in Article IV, none of Parent, Merger Sub I or Merger Sub II or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning Parent, Merger Sub I or Merger Sub II or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law and subject to Section 8.8, except with respect to the representations and warranties contained in Article IV or any breach of any covenant or other agreement of Parent, Merger Sub I or Merger Sub II contained herein, none of Parent, Merger Sub I or Merger Sub II or any of their respective affiliates, employees, stockholders or any other

Person or their Representatives shall have any liability to the Company or the Partnership or their respective affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by Parent, Merger Sub I or Merger Sub II or their respective affiliates and Representatives to the Company or the Partnership or their respective affiliates and Representatives in connection with the transactions contemplated hereby. The provisions of this Section 3.24 do not limit the express representations of the Guarantor contained in the Guaranty.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Parent, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company and the Partnership as follows:

Section 4.1        Organization.

(a)      Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent or materially delay, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Parent has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of limited partnership of Parent is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.

(b)      Merger Sub I is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub I is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent or materially delay, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Merger Sub I has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of limited partnership of Merger Sub I is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Merger Sub I have been commenced.

(c)      Merger Sub II is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub II is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent or materially delay, individually or in the aggregate, the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers. Merger Sub II has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The certificate of limited partnership of Merger Sub II is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Merger Sub II have been commenced.

Section 4.2      Authority.    Each of Parent, Merger Sub I and Merger Sub II has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, Merger Sub I and Merger Sub II and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of Parent, Merger Sub I and Merger Sub II, as applicable, and, other than the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT, the filing of the Company Merger Certificate with the DSOS, and the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, no additional limited partnership proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery and performance of this Agreement by each of them or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, Merger Sub I and Merger Sub II and (assuming the due authorization, execution and delivery of this Agreement by the Company and the Partnership) constitutes the valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3      No Conflict; Required Filings and Consents.

(a)      None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I or Merger Sub II or the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the charter, bylaws or any equivalent organizational or governing documents of each of Parent, Merger Sub I or Merger Sub II; (ii) assuming that all consents, approvals and authorizations described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub I or Merger Sub II or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, cancellation, purchase or sale under, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub I or Merger Sub II pursuant to, any Contract to which Parent, Merger Sub I or Merger Sub II is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers.

(b)      None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I or Merger Sub II or the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Parent, Merger Sub I, Merger Sub II or any of their respective properties or assets, other than (i) the filing and acceptance for record of the Company Merger Articles of Merger with the SDAT, (ii) the filing of the Company Merger Certificate with the DSOS, (iii) the filing and acceptance for record of the Partnership Merger Articles of Merger with the SDAT, (iv) compliance with, and such filings as may be required under, Environmental Laws, (v) compliance with the applicable requirements of the Exchange Act, (vi) compliance with the applicable requirements of the HSR Act, (vii) such filings as may be required in connection with the payment of any transfer and gain taxes and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers.

Section 4.4      Litigation.    As of the date hereof, there is no suit, claim, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5      Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Mergers based upon arrangements made by and on behalf of Parent, Merger Sub I, Merger Sub II or any of their Subsidiaries.

Section 4.6      Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub I or Merger Sub II or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7      Merger Sub I and Merger Sub II.

(a)      All of the issued and outstanding limited partnership interests of Merger Sub I are, and immediately prior to the Company Merger Effective Time will be, owned by Parent. Merger Sub I GP, is, and immediately prior to the Company Merger Effective Time will be, the sole general partner of Merger Sub I. Merger Sub I was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b)      All of the issued and outstanding limited partnership interests of Merger Sub II are, and immediately prior to the Partnership Merger Effective Time will be, owned by Merger Sub I or its direct or indirect wholly-owned Subsidiary to be designated by Parent prior to the Partnership Merger Effective Time. Merger Sub II GP, is, and immediately prior to the Partnership Merger Effective Time will be, the sole general partner of Merger Sub II. Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement. Merger Sub II is not treated as a partnership for U.S. federal income tax purposes.

(c)      None of Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries owns any Excluded Shares or beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Shares or Partnership Units or any securities that are convertible into or exchangeable or exercisable for Company Shares or Partnership Units, or holds any rights to acquire or vote any Company Shares or Partnership Units, other than pursuant to this Agreement. None of Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries, or the “affiliates” or, to the knowledge of Parent, the “associates” of any such Person, is, nor at any time during the last five (5) years has been, an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.8      Sufficient Funds.

(a)      Parent has delivered to the Company a true and complete copy of the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), between Parent and the other party thereto (the “Equity Financing Source”), pursuant to which the Equity Financing Source has committed, subject only to the terms and conditions thereof, to invest the amounts set forth therein on the Closing Date (the “Equity Financing”).

(b)      Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, the accuracy of the representations and warranties set forth in this Agreement and performance in all material respects by the Company and the Partnership of their obligations under this Agreement, at the Closing, Parent will have sufficient cash on hand to enable it to consummate the transactions contemplated by this Agreement, pay the Merger Consideration, satisfy all of its other obligations under this Agreement and pay all related out-of-pocket fees and expenses (including any obligations of the Surviving Company, the

Surviving Partnership or their respective Subsidiaries (including the Company Subsidiaries)) which become due or payable by the Surviving Company, the Surviving Partnership or any of such Subsidiaries in connection with, or as a result of, the Mergers and any repayment or refinancing of Indebtedness required in connection therewith.

(c)      The Equity Commitment Letter is in full force and effect and has not been (and will not be prior to the Closing or valid termination of this Agreement) withdrawn, terminated or rescinded or otherwise amended, supplemented or modified (or is contemplated to be amended, supplemented or modified) in any respect. The Equity Commitment Letter, in the form delivered to the Company, constitutes the valid and binding obligation of Parent and the Equity Financing Source, enforceable against Parent and the Equity Financing Source in accordance with and subject to its terms and conditions, except as enforceability may be limited by the Bankruptcy and Equity Exception. There are no side letters or other Contracts or arrangements relating to the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent under any term, or a failure of any condition, of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable on the date on which the Closing should occur pursuant to Section 1.5. Assuming the accuracy of the representations and warranties set forth in this Agreement, the performance in all material respects by the Company and the Partnership of their obligations under this Agreement and satisfaction of the conditions to Closing set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that it or the Equity Financing Source would be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it. Parent has fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the investing of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

Section 4.9      Guaranty.    Concurrently with the execution of this Agreement, Parent has delivered the Guaranty to the Company. The Guaranty is in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with and subject to its terms and conditions, except as enforceability may be limited by the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty. The provisions of this Section 4.9 do not limit the express representations of the Guarantor contained in the Guaranty.

Section 4.10      Solvency.    Assuming that (a) the conditions to the obligation of Parent, Merger Sub I and Merger Sub II to consummate the Mergers have been satisfied or waived, (b) the representations and warranties set forth in Article III are true and correct, and (c) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then at and immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Equity Financing, Parent, the Surviving Company and each Subsidiary of the Surviving Company, including the

Surviving Partnership, will be Solvent. Parent, Merger Sub I and Merger Sub II are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 4.11      Absence of Certain Arrangements.    None of Parent, Merger Sub I or Merger Sub II nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company or the Partnership (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Company Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Guaranty and the Confidentiality Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub I or Merger Sub II or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company or the Partnership, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Company after the Company Merger Effective Time or the Surviving Partnership after the Partnership Merger Effective Time.

Section 4.12      Acknowledgement of No Other Representations and Warranties. Each of Parent, Merger Sub I and Merger Sub II expressly acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, none of the Company, the Partnership, the Company Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning the Company, the Partnership or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III or any breach of any covenant or other agreement of the Company or the Partnership contained herein, none of the Company, the Partnership, the Company Subsidiaries or any of their respective affiliates, employees, stockholders or any other Person or their Representatives shall have any liability to Parent, Merger Sub I, Merger Sub II or their respective affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Partnership, the Company Subsidiaries or their respective affiliates or Representatives to Parent, Merger Sub I, Merger Sub II or their respective affiliates and Representatives in connection with the transactions contemplated hereby.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1      Conduct of Business by the Company Pending the Mergers.    During the period from the date of this Agreement to the earlier of the Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 7.1 hereof (the “Interim Period”), except as otherwise expressly contemplated or permitted by this Agreement or as required by Law, the Company shall, and shall cause each Company Subsidiary to, in all material respects, use commercially reasonable efforts (i) to carry on their respective businesses in the usual, regular and ordinary course, consistent with the Operating Budget, the Capital Expenditure Budget, the future capital operating budget as set forth in Section 5.1(x) of the Company Disclosure Letter, the unconsolidated joint venture budget as set forth in Section 5.1(y) of the Company Disclosure Letter and past practice, (ii) to maintain and preserve substantially intact their respective current business organizations, (iii) to retain the services of their respective current officers and key employees, (iv) to preserve their goodwill and relationships with tenants and others having business dealings with them and (v) to preserve their assets and properties in good repair and condition (normal wear and tear excepted) and to perform and complete all Construction Projects in accordance with the applicable project timetable, with good workmanship and consistent with past practices. Without limiting the generality of the foregoing, during the Interim Period, the Company will not and the Company shall cause each Company Subsidiary not to (except as expressly permitted by this Agreement or as expressly contemplated by the transactions contemplated hereby, as required by Law, as set forth in Section 5.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a)      (i) amend the Company Charter or Company Bylaws, Certificate of Limited Partnership, Partnership Agreement, or similar organizational or governance documents of the Company or the Partnership or (ii) amend the organizational or governance documents of any other wholly-owned Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(b)      authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class, partnership interests or any equity equivalents (including any stock options or stock appreciation rights) or any other securities convertible into or exchangeable for any stock, partnership interests or any equity equivalents (including any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock (i) pursuant to the exercise of derivative securities outstanding on the date hereof and disclosed in Section 3.2(c) of the Company Disclosure Letter or (ii) issuable upon redemption of Partnership Units;

(c)      (i) split, combine or reclassify any shares of their respective stock, partnership interests or other equity interests; (ii) except (A) as permitted pursuant to Section 5.12, (B) for the payment of dividends or distributions declared prior to the date of this Agreement and set forth in Section 5.1(c) of the Company Disclosure Letter or (C) in transactions between the Company and each wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof and whether or not out of earnings and profits of the Company or the Partnership) in respect of their respective stock, partnership interests or other equity interests or make any actual, constructive or deemed distribution in respect of any shares of their respective stock, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such; (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective Subsidiaries, except in the case of clause (iii) as may be required by the Company Charter or the Partnership Agreement or pursuant to the terms of the Company Share Incentive Plan or as may be reasonably necessary for the Company to maintain its status as a REIT under the Code or avoid the payment of any income or excise tax; or (iv) enter into any Contract with respect to the voting or registration of any capital stock or equity interest of the Company or any Company Subsidiary;

(d)      subject to the provisions of Section 5.6, authorize, recommend, propose or announce an intention to adopt, or effect, or adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e)      (i) other than as set forth in Section 5.1(e) of the Company Disclosure Letter, incur, assume, refinance or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, except (x) for borrowings and guarantees under the Company’s Existing Loan Documents in the ordinary course of business consistent with past practice, (y) in connection with transactions permitted pursuant to Section 5.1(j) or (z) Indebtedness in an amount not to exceed $300,000,000 in the aggregate and is not secured, directly or indirectly, by Company Real Property (provided that in the case of clauses (y) and (z) such Indebtedness shall be prepayable at any time without penalty or premium), (ii) except as set forth in Section 5.1(e) of the Company Disclosure Letter, prepay, refinance or amend any Indebtedness, except for (A) repayments under the Company’s existing credit facilities in the ordinary course of business consistent with past practice (specifically excluding the loans secured, directly or indirectly, by any Company Real Property), and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms or (iii) make loans, advances or capital contributions to or investments in any Person (other than (x) as required by any Contract in effect on the date hereof (specifically excluding capital contributions called or consented to by the Company or any Company Subsidiary except as permitted pursuant to Section 5.1(p) below) or (y) as permitted pursuant to Section 5.1(p));

(f)      create or suffer to exist any material Lien (other than Permitted Liens) on shares of stock, partnership interests or other equity interests of any Company Subsidiary;

(g)      except as required by Law or required by the terms of any Company Employee Benefit Plan, as set forth in Section 5.1(g) of the Company Disclosure Letter, or as expressly otherwise contemplated by this Agreement, (i) enter into, adopt, amend or terminate any Company Employee Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of their directors or executive officers, (iii) except for increases or payments in the ordinary course of business consistent with past practice with respect to any non-executive officer, increase in any manner the compensation or fringe benefits of any employee, officer or director, (iv) grant to any officer, trustee, director or employee the right to receive any new severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (v)

except in the ordinary course of business consistent with past practice with respect to any non-executive officer, enter into any new employment, loan, retention, consulting, indemnification, termination or similar agreement, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock), (vii) hire any new employee other than with respect to employees with salaries or prospective salaries of not more than $200,000, or (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

(h)      (i) other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber (other than Permitted Liens) any material personal property, equipment or assets (other than as set forth in clause (ii) below) of the Company or any Company Subsidiary, except pursuant to existing Contracts set forth in Section 5.1(h) of the Company Disclosure Letter, (ii) except in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 5.1(e) and any execution of Company Space Leases entered into in accordance with Section 5.1(o) below, sell, transfer, pledge, dispose of, lease, license or encumber any real property (including Company Real Property) other than execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to materially impair the existing use, operation or value of, the property or asset affected by the applicable instrument or (iii) amend any of the Contracts referenced in Section 5.1(h) of the Company Disclosure Letter or waive or release any material rights or claims thereunder; provided, however, that in the case of clause (iii), if Parent fails to respond to the Company’s written request for approval of any such action within 48 hours of receipt of any such request made to each of the Persons set forth on Schedule B hereto in the manner set forth in Section 8.3, Parent shall be deemed to have given its written consent to such action;

(i)      except as may be required as a result of a change in Law or in GAAP (of which the Company shall promptly notify Parent), make any material change in any accounting principles or accounting practices;

(j)      acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights (whether by merger, stock purchase, asset purchase or otherwise), other than (i) acquisitions of personal property and equipment in the ordinary course of business consistent with past practice, (ii) any other acquisitions of assets or businesses (excluding real property) for consideration that is individually or in the aggregate not in excess of $5,000,000 or (iii) in connection with property acquisitions or dispositions listed in Section 5.1(h) or Section 5.1(j) of the Company Disclosure Letter;

(k)      other than as set forth in Section 5.1(k) of the Company Disclosure Letter, file any material Tax Return inconsistent with past practice, or amend any Tax Return, make or change any Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Entity, change an annual accounting period, adopt or change any accounting method with respect to Taxes, enter into any closing agreement with a taxing authority, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (except, in each case, unless the Company reasonably determines, after prior consultation with Parent, that such action is (A) required by Law or (B) necessary to preserve the status of the Company as a REIT or to preserve the status of any partnership or any other Company Subsidiary of the Company which files Tax Returns as a partnership for U.S. federal tax purposes);

(l)      other than as set forth in Section 5.1(l) of the Company Disclosure Letter, settle or compromise any claim, suit or proceeding (whether or not commenced prior to the date of this Agreement), except for (i) settlements or compromises providing solely for payment of amounts less than $2,000,000 individually, or $5,000,000 in the aggregate, or (ii) claims, suits or proceedings arising from the ordinary course of operations of the Company involving collection matters or personal injury which are fully covered by adequate insurance (subject to customary deductibles); provided, that in no event shall the Company or any Company Subsidiary settle any Transaction Litigation except in accordance with the provisions of Section 5.5(c);

(m)      other than as set forth in Section 5.1(m) of the Company Disclosure Letter, enter into any agreement or arrangement that limits or otherwise restricts the Company or any affiliate or successor thereto from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area;

(n)      enter into any new line of business;

(o)      except as set forth in Section 5.1(o) of the Company Disclosure Letter, amend or terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Company Material Contract or enter into a new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 3.17(b) of the Company Disclosure Letter; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within 48 hours of receipt of any such request made to each of the Persons set forth on Schedule B hereto in the manner set forth in Section 8.3, Parent shall be deemed to have given its written consent to such action; provided, further, that (x) the immediately preceding proviso does not apply to new Contracts for acquisitions, dispositions, development projects or joint ventures, and (y) the Company agrees it shall not be unreasonable for Parent to withhold consent with respect to any Contract that relates to a new development project that is contemplated to include capital expenditures in the aggregate for such project in excess of $10,000,000;

(p)      except as set forth in Section 5.1(p) of the Company Disclosure Letter, make, enter into any Contract for, or otherwise commit to, any Capital Expenditures or perform any work in connection with Construction Projects on, relating to or adjacent to any Company Real Property; provided, however, that notwithstanding the foregoing, but subject to the provisions of Section 5.1(o) above, the Company and any Company Subsidiary shall be permitted to make, enter into Contracts for or otherwise commit to: (i) Capital Expenditures as required by Law, (ii) emergency Capital Expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iii) (A) Capital Expenditures with respect to Construction Projects up to 110% of the respective amounts specified for each such project in the Capital Expenditure Budget and 105% of the Capital Expenditure Budget as a whole, in the case of all Construction Projects, other than Tenant Costs, for the specific month reflected on the Capital Expenditure Budget, (B) Tenant Costs in accordance with the amount specified for each such Tenant Cost as set forth in the Capital Expenditure Budget for Company Space Leases as of the date hereof, (C) Tenant Costs pursuant to any new Company Space Lease entered into in accordance with the provisions of this Agreement, (D) Pre-Development Expenditures in the column labeled “Committed” in Section 3.14(d)(iii) of the Company Disclosure Letter in connection with each such Pre-Development Project up to the amount set forth in the “Committed” column for each such Pre-Development Project, (E) Capital Expenditures with respect to up to 110% of the respective amounts specified for each such expenditure in the nine-month operating capital budget by property set forth in Section 5.1(x) of the Company Disclosure Letter and 105% of such nine-month operating capital budget as a whole and (F) Capital Expenditures with respect to up to 110% of the respective amounts specified for each such expenditure in the unconsolidated joint venture budget set forth in Section 5.1(y) of the Company Disclosure Letter and 105% of such unconsolidated joint venture budget as a whole, other than Tenant Costs and (iv) Capital Expenditures in any amount not exceeding $5,000,000 in the aggregate for all Construction Projects (excluding Capital Expenditures pursuant to Section 5.1(p)(iii)(A));

(q)      except as set forth in Section 5.1(q) of the Company Disclosure Letter, (i) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Properties in any material respect or (ii) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Company Permit;

(r)      fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company or any Company Subsidiary and their respective properties, assets and businesses (including Company Real Properties);

(s)      enter into, amend or modify any Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Tax Protection Agreement or otherwise give rise to a material liability with respect thereto; and

(t)      authorize or enter into any Contract or arrangement to do any of the actions described in Section 5.1(a) through Section 5.1(s).

Nothing contained in this Agreement shall give Parent, Merger Sub I or Merger Sub II, directly or indirectly, the right to control or direct the operations of the Company or the Partnership prior to the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable. Prior to the Company Merger Effective Time or the Partnership Merger Effective Time, the Company or the Partnership, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.2      Access to Information.

(a)      During the Interim Period, the Company shall, and shall cause each Company Subsidiary to, (i) give Parent and its authorized Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all properties, facilities, personnel and books and records of the Company and each Company Subsidiary in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary and (ii) permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each Company Subsidiary as Parent may reasonably request; provided that all such access shall be coordinated through the Company or its designated Representatives, in accordance with such reasonable procedures as they may establish; and provided further that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege; (ii) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)). No investigation under this Section 5.2(a) or otherwise shall affect the representations, warranties, covenants or agreements of the Company or the Partnership or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the rights or remedies available hereunder.

(b)      Each of the parties hereto will hold and will cause its authorized Representatives to hold in confidence all documents and information concerning the Company and the Company Subsidiaries made available to the other party in connection with the Mergers pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Blackstone Real Estate Advisors L.P., dated August 7, 2015 (the “Confidentiality Agreement”); provided that Parent and its Representatives may disclose Confidential Information (as defined in the Confidentiality Agreement) subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement to (i) potential purchasers of Company Real Properties with the Company’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, and (ii) Parent’s potential debt financing sources.

Section 5.3      Proxy Statement.

(a)      As promptly as practicable after the date of this Agreement, the Company shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and, after consultation with, and approval by, Parent (which shall not be unreasonably withheld or delayed), file the preliminary Proxy Statement with the SEC. The Company shall use reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, respond, after consultation with Parent, promptly to any comments made by the SEC with respect to the Proxy Statement; and (ii) promptly upon the earlier of (x) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (y) the conclusion of any SEC review of the preliminary Proxy Statement, cause the definitive Proxy Statement to be mailed to the Company’s stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy materials will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably proposed by Parent. The Company will promptly notify Parent of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information, and will promptly supply Parent with copies of all written correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement, the Mergers or any of the other transactions contemplated by this Agreement. Prior to responding to any comments of the SEC or members of its staff, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably proposed by Parent. Parent, Merger Sub I and Merger Sub II will cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company any and all information regarding Parent, Merger Sub I and Merger Sub II and their respective affiliates as may be required to be disclosed therein. The Proxy Statement shall contain the Company Recommendation, except to the extent that the Company Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 5.6.

(b)      If at any time prior to the Company Stockholders’ Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders. All documents that the Company is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 5.4      Company Stockholders’ Meeting.      The Company shall, as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders in accordance with Section 5.3(a), duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Requisite Vote. The Company, through the Company Board, shall recommend to holders of the Company Common Stock that they give the Company Requisite Vote (the “Company Recommendation”) and the Company shall use reasonable best efforts to solicit the Company Requisite Vote (including by soliciting proxies from the Company’s stockholders), except in each case to the extent that the Company Board shall have effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 5.6. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting after consultation with Parent (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Stock within a reasonable amount of time in advance of a vote on this Agreement and the Company Merger or (B) if additional time is reasonably required to solicit proxies in favor of the approval of this Agreement and the Company Merger; provided, that, in the case of this clause (B), without the consent of Parent, in no event shall the Company Stockholders’ Meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Stockholders’ Meeting was originally scheduled. Unless this Agreement shall have been terminated in accordance with Article VII, the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders’ Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s stockholders shall not be affected by an Adverse Recommendation Change.

Section 5.5      Appropriate Action; Consents; Filings.

(a)      Each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Mergers; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Entity or third party regarding the Mergers; and (iv) promptly furnish the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries, from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement. Each party hereto will have the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(b)      Subject to the terms and conditions of this Agreement, each party hereto will use commercially reasonable efforts to consummate the Mergers and to cause to be satisfied all conditions precedent to its obligations under this Agreement, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Mergers as promptly as practicable following the date of the Company Stockholders’ Meeting, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity or third party in connection with the transactions contemplated by this Agreement, including any that are required to be obtained under any federal, state or local Law (including filings, if any, required under the HSR Act) or Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (ii) defending all lawsuits or other legal proceedings against it or any of its affiliates relating to or challenging this Agreement or the consummation of the Mergers (“Transaction Litigation”), and (iii) effecting all necessary or advisable registrations and other filings required under the Exchange Act or any other federal, state or local Law relating to the Mergers. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consents in connection with the transactions contemplated by this Agreement from any Person (other than from a Governmental Entity) (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation and (ii) none of Parent or any of its affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations. In the event that the Company fails to obtain any such consent, the Company shall use commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective affiliates and businesses resulting, or which would reasonably be expected to result, after the Partnership Merger Effective Time, from the failure to obtain such consent.

(c)      Each party shall keep the other parties reasonably informed regarding any Transaction Litigation unless doing so would, in the reasonable judgment of such party, jeopardize any privilege of the Company or any Company Subsidiaries with respect thereto. The Company shall promptly advise Parent orally and in writing of the initiation of and any material developments regarding, and shall reasonably consult with and permit Parent and its Representatives to participate in the defense, negotiations or settlement of, any Transaction Litigation, and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any Company Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation or consent thereto unless Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed).

(d)      Each of the Company and Parent shall (i) take all action necessary so that no Takeover Statute is or becomes applicable to Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary so that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers and the other transactions contemplated hereby.

(e)      Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to cause the delisting of the Company Common Stock from the New York Stock Exchange as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 5.6      Solicitation; Acquisition Proposals; Adverse Recommendation Change.

(a)      Subject to the other provisions of this Section 5.6, (i) from and after the date of this Agreement, the Company agrees that it shall, and shall cause each of the Company Subsidiaries and its and their officers and directors to, and shall direct its and their other Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Acquisition Proposal and (ii) during the Interim Period, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors not to, and shall not authorize and shall use commercially reasonable efforts to cause its and their other Representatives, not to, directly or indirectly through another Person, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (an “Inquiry”), (B) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Company Acquisition Proposal or Inquiry, (C) approve or recommend a Company Acquisition Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to a Company Acquisition Proposal or requiring the Company or the Partnership to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any of the foregoing referred in this clause (D), an “Alternative Acquisition Agreement”), or (E) propose or agree to do any of the foregoing.

(b)      Notwithstanding anything to the contrary in this Section 5.6 but subject to the Company’s compliance with provisions of this Section 5.6, at any time prior to obtaining the Company Requisite Vote, the Company may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Company Acquisition Proposal by a third party made after the date of this Agreement (that did not result from a breach of this Section 5.6, it being agreed that the Company Board may correspond in writing with any Person making such a written Company Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) (i) furnish non-public information to such third party (and such third party’s Representatives) making such Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on customary terms no more favorable in any material respect to such Person than the Confidentiality Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such third party (and in any event within 48 hours thereafter)), and (ii) engage in discussions or negotiations with such third party (and such third party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(c)      The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary by any third party that informs the Company that it is considering making, or has made, a Company Acquisition Proposal, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Company Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall identify the Person making such Company Acquisition Proposal or Inquiry and shall indicate the material terms and conditions of any Company Acquisition Proposals, Inquiries, proposals or offers, to the extent known (including, if applicable, providing copies of any written Inquiries, requests, proposals or offers and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposals, Inquiries, proposals or offers). The Company shall also promptly, and in any event within 48 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information to any Person in accordance with Section 5.6(b), notify Parent of any change to the financial and other material terms and conditions of any Company Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all proposals, offers, drafts of proposed agreements or correspondence relating thereto. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidential or similar agreement that would prohibit it from providing such information to Parent.

(d)      Except as permitted by this Section 5.6(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify in any manner adverse to Parent (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Parent), the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement (any of the actions described in clauses (i), (ii) and (iii) of this Section 5.6(d), an “Adverse Recommendation Change”), or (iv) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.6). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, the Company Board shall be permitted to effect an Adverse Recommendation Change (x) upon the incurrence of an Intervening Event that the Company Board determines in good faith, after consultation with outside legal counsel, the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, or (y) if the Company Board has received an unsolicited written bona fide Company Acquisition Proposal (and the Company is not in breach of this Section 5.6) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent pursuant to Section 5.6(e), and such Company Acquisition Proposal is not withdrawn.

(e)      The Company Board shall only be entitled to effect an Adverse Recommendation Change as permitted under Section 5.6(d) if (i) the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent that the Company intends to take such action, identifying the Person making the Superior Proposal and describing the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed agreements related to a Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute an Adverse Recommendation Change), (ii) during the three (3) Business Day period following Parent’s receipt of the Notice of Change of Recommendation, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Adverse Recommendation Change; and (iii) following the end of the three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation or otherwise, that

(A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial terms or any other material amendment of such a Superior Proposal shall require a new Notice of Change of Recommendation, and the Company shall be required to comply again with the requirements of this Section 5.6(e); provided, however, that references to the three (3) Business Day period above shall then be deemed to be references to a two (2) Business Day period following receipt by Parent of any such new Notice of Change of Recommendation.

(f)      Nothing contained in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ duties under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute an Adverse Recommendation Change) or is required by applicable Law; provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or effect an Adverse Recommendation Change with respect thereto, except as permitted by Section 5.6(d).

(g)      The Company shall not, and shall not permit any Company Subsidiary to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party, except to allow the applicable party to make a Company Acquisition Proposal to the Company Board. The Company and the Company Board shall not take any actions to exempt any person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 7.1(c)(i).

Section 5.7      Resignations.    The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation or removal effective as of the Company Merger Effective Time, of those directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing Date. For the avoidance of doubt, the resignation or removal of any such officer of the Company or any Company Subsidiary shall not, in and of itself, constitute a resignation or termination of such officer’s employment with the Company or any Company Subsidiary, as applicable, for any purpose, and shall not affect any rights that such officer may have with respect to severance payments and benefits in the event of a termination of the officer’s employment in connection with a change in control of the Company or any Company Subsidiary.

Section 5.8      Public Announcements.    The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has provided the other party with an opportunity to review and comment (and the parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement; provided further that such consultation and consent shall not be required with respect to any release, communication or announcement in connection with an Adverse Recommendation Change made in accordance with this Agreement.

Section 5.9      Directors’ and Officers’ Indemnification.

(a)      From and after the Company Merger Effective Time, Parent shall cause the Surviving Company and the Surviving Partnership to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (and whether asserted or claimed prior to, at or after the Company Merger Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or fiduciary under benefit plans, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Company Merger Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.9; provided, that (x) none of the Surviving Company or the Surviving Partnership shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (y) except for legal counsel engaged for one or more Indemnified Parties on the date hereof, none of the Surviving Company or the Surviving Partnership shall be obligated under this Section 5.9(a) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Company Merger Effective Time), the Surviving Company or the Surviving

Partnership, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly, and in any event within ten (10) days, after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b)      Parent shall cause the Surviving Company to maintain the Company’s officers’ and directors’ liability insurance policies (accurate and complete copies of which have been previously provided to Parent) in effect on the date hereof (the “D&O Insurance”) for a period of not less than six (6) years after the Closing Date; provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the Company Merger Effective Time; provided further that in no event shall Parent or the Surviving Company be required to pay annual premiums in the aggregate of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”), to maintain or procure insurance coverage pursuant hereto; provided further that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall cause the Surviving Company to procure and maintain for such six-year period as much coverage as can be reasonably obtained for the Maximum Amount. Parent shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, subject to the limitations set forth in the provisos above in this Section 5.9(b), and such “tail” policy or policies shall satisfy the provisions of this Section 5.9(b).

(c)      The obligations of Parent and the Surviving Company under this Section 5.9 shall survive the Closing and the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom (including his or her heirs, executors or administrators and his or her Representatives, successors and assigns) may enforce the provisions of this Section 5.9) without the consent of the Indemnified Party (including the successors, assigns and heirs of such Indemnified Party) affected thereby. In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Company, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 5.9.

(d)      For a period of not less than six (6) years from the Company Merger Effective Time, the Surviving Company and the Surviving Partnership shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company’s and the Company Subsidiaries’ charter, bylaws or similar organizational documents as in effect as of the date hereof and the Surviving Company’s and the Surviving Partnership’s charter, bylaws or similar organizational documents shall not contain any provisions contradictory to such rights. The contractual indemnification rights set forth in Section 5.9(d) of the Company Disclosure Letter in existence on the date of this Agreement with any of the current or former directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Company and the Surviving Partnership without any further action, and shall continue in full force and effect in accordance with their terms following the Company Merger Effective Time.

(e)      The provisions of this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.9, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10      Employee Matters.

(a)      From and after the Company Merger Effective Time, for the period ending on the first anniversary of the Company Merger Effective Time (or, if shorter, during any applicable period of employment), Parent shall provide or cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, to provide (i) to each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Company Merger Effective Time and who continues employment with the Surviving Company or any Subsidiary of the Surviving Company following the Company Merger Effective Time (including, upon their return to active employment, employees who are not actively at work on account of illness, disability or leave of absence) (each, a “Company Employee”), base salary at a rate that is no less favorable than the rate of base salary provided to such Company Employee immediately prior to the Company Merger Effective Time, (ii) to each Company Employee, an annual cash bonus opportunity that is no less favorable than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Company Merger Effective Time, and (iii) to the Company Employees, collectively, other compensation and benefits (including severance benefits, paid-time off and health insurance) that are substantially comparable, in the aggregate, to the other compensation and benefits (excluding equity-based compensation, restricted cash awards and other long-term compensation) provided to the Company Employees, collectively, immediately prior to the Company Merger Effective Time.

(b)      With respect to each benefit plan, program, policy or arrangement maintained by Parent or its Subsidiaries, including the Surviving Company and the Surviving Partnership, following the Closing and in which any of the Company Employees participate (each, a “Parent Plan”), and except to the extent necessary to avoid duplication of benefits, service with the Company or any Company Subsidiary and the predecessor of any of them shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Company and the Surviving Partnership, for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits including any paid time off and severance plans (but not for accrual of or entitlement to pension benefits, post-employment welfare benefits, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time), to the extent such service was recognized by the Company or any Company Subsidiary as of the date hereof. Parent shall take all necessary actions so that each Company Employee shall after the Company Merger Effective Time continue to be credited with the unused paid time off credited to such employee through the Company Merger Effective Time under the applicable paid time off policies of the Company or any Company Subsidiaries (subject to the same forfeiture conditions and accrual limits applicable prior to the Company Merger Effective Time).

(c)      Parent shall, or shall cause its Subsidiaries, including the Surviving Company and the Surviving Partnership, as the case may be, to (i) waive all limitations as to preexisting conditions, exclusions, actively at work requirements, waiting periods or any other restriction that would prevent immediate or full participation under the health and welfare plans of Parent or any of its Subsidiaries applicable to such Company Employee with respect to participation and coverage requirements applicable to all Company Employees and their dependents under any Parent Plan that is a welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations, exclusions, actively at work requirements, waiting periods or other restrictions that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any Company Employee Benefit Plan and (ii) provide each such Company Employee and his or her dependents with full credit for any co-payments and deductibles satisfied prior to the Closing Date for the plan year within which the Company Merger Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements, and for any lifetime maximums, under any welfare plans that such employees are eligible to participate in after the Closing Date.

(d)      At and after the Closing Date, Parent shall cause the Surviving Company and the Surviving Partnership to honor in accordance with their terms the agreements listed in Section 5.10(d) of the Company Disclosure Letter.

(e)      If the Company Merger Effective Time occurs prior to the date on which the Company pays annual bonuses for the 2015 performance year, then within fifteen (15) days following the Company Merger Effective Time, the Company shall pay a bonus to each employee of the Company or a Company Subsidiary who is otherwise eligible to receive such a bonus for 2015 (the “2015 Bonus”). The amount of any such 2015 Bonus shall be calculated in good faith (i) with respect to quantitative performance, based on the actual performance of the Company and the Company Employee through the Company Merger Effective Time (or, if earlier, December 31, 2015) and (ii) with respect to qualitative performance, assuming maximum performance.

(f)      Without limiting the generality of Section 8.6, no provision of this Section 5.10, express or implied, (i) is intended to confer any rights, benefits, remedies,

obligations or liabilities hereunder upon any Person (including any Company Employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, (ii) shall constitute an amendment of, or an undertaking to amend, any Company Employee Benefit Plan or any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries or (iii) is intended to prevent Parent or any of its Subsidiaries from amending or terminating any Company Employee Benefit Plan in accordance with its terms or terminating the employment of any Company Employee.

Section 5.11      Notification of Certain Matters.

(a)      The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)      The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.12      Dividends. During the Interim Period, the Company may make distributions to its stockholders and the Partnership may make distributions to the Company to allow the Company to make distributions to its stockholders, in each case (a) reasonably necessary for the Company to maintain its status as a REIT under the Code, (b) to avoid the payment of income or excise tax under Sections 857 or 4981 of the Code or (c) in accordance with clause (ii)(B) of Section 5.1(c). If the Company declares a distribution pursuant to clause (a) or (b) of the immediately preceding sentence, the Per Company Share Merger Consideration shall be decreased by an amount equal to the per share amount of such distribution.

Section 5.13      Taxes.

(a)      REIT Matters. The Company shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date, and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code. During the Interim Period, the Company shall accommodate all reasonable requests of Parent with respect to maintenance of the Company’s REIT status for the Company’s 2015 taxable year and, if applicable, 2016 taxable year.

(b)      Mitigation of Taxes. Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(c)      FIRPTA Certificate. On the Closing Date, prior to the Company Merger, the Company shall deliver to Merger Sub I a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

Section 5.14      Rule 16b-3 Matters.    Prior to the Company Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Mergers by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15      Other Transactions.    Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company, the Company Board or any board of trustees, board of directors, stockholders, members or partners of the Company or any of the Company Subsidiaries, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more wholly-owned Company Subsidiaries that are organized as corporations into limited liability companies and one or more Company Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more wholly-owned Company Subsidiaries at a price and on such other terms as designated by Parent or exercise any right of the Company or a Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a Company Subsidiary is a party; provided, that (i) neither the Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of the Company Subsidiaries, (B) any Company Material Contract, or (C) applicable Law, (ii) any such actions or transactions shall be contingent upon all of the conditions set forth in Article VI having been satisfied (or, with respect to Section 6.2, waived) and receipt by the Company of a written notice from Parent to such effect and that Parent, Merger Sub I and Merger Sub II are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent, Merger Sub I or Merger Sub II under this Agreement, including the amount of or timing of payment of the Merger Consideration, (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” taxes or other material

Taxes under Code Sections 857(b), 860(c) or 4981 and (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on the non-managing members of the Partnership. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent which actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 5.15 or required by Parent pursuant to this Section 5.15. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 5.15, and Parent shall indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries not previously reimbursed).

Section 5.16      Cooperating Regarding Existing Loans.

(a)      Promptly following Parent’s request, the Company shall deliver to each of its and the Company Subsidiaries’ lenders under the Existing Loan Documents (and any other party whose consent is required under the Existing Loan Documents) (the “Existing Lenders”) a notice prepared by Parent, in form and substance reasonably approved by the Company, requesting that such Existing Lender deliver to Parent a written statement or documents (the “Assumption Documents”) (i) confirming (A) that, other than the Existing Loan Documents, there are no documents or agreements to which the Company or any of its Subsidiaries is currently bound in favor of such Existing Lender with respect to the Existing Indebtedness, (B) the amount of the Existing Indebtedness, (C) the date to which interest and principal has been paid, and (D) the amount of any escrows being held by such Existing Lender under the Existing Loan Documents; and (ii) consenting to (A) the assumption of the Existing Indebtedness and the consummation of the Mergers and the other transactions contemplated by this Agreement, and (B) to the modifications of the Existing Loan Documents that Parent may reasonably request after the date hereof; provided that the Company shall be informed of any such request or modification; provided, further, that, in the event Parent requests Assumption Documents in accordance with this Section 5.16, (x) the consummation of the Mergers shall not be conditioned on, or delayed or postponed as a result of the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders and (y) the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Partnership Merger Effective Time. Without limiting the foregoing, in connection with any indebtedness that Parent intends not to repay or cause the Company or any of its Subsidiaries not to repay at the Closing, the Company and each of the Company Subsidiaries shall reasonably cooperate with Parent in connection with maintaining such continuing indebtedness. In furtherance of the foregoing, at the option of Parent, (1) Parent shall have the right to approach any such lender regarding maintaining the indebtedness (provided that the Company is provided a reasonable opportunity to participate in the discussions and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request) and make all determinations and decisions regarding such indebtedness and any payment of costs or fees relating thereto and (2) the Company shall provide Parent with reasonable access to any such lender and shall, if required by Parent, provide reasonable cooperation in connection with such indebtedness, in each case, in the same manner and with the same conditions as provided in Section 5.17(a).

(b)      Parent shall pay all fees and expenses payable in connection with the Assumption Documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the Existing Lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents (collectively, the “Assumption Expenses”). If applicable, Parent shall, promptly upon request by the Company, reimburse the Company for any reasonable out-of-pocket Assumption Expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation under this Section 5.16.

Section 5.17      Financing.

(a)      Subject to applicable Law, prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to, cause its and the Company Subsidiaries’ Representatives to, provide all cooperation reasonably requested in writing by Parent in connection with Parent arranging financing with respect to the Company, the Company Subsidiaries or the Company Real Properties effective as of or after (and conditioned on the occurrence of) the Partnership Merger Effective Time (collectively, the “Financing”), including using commercially reasonable efforts to (i) furnish such financial, statistical and other pertinent information and projections relating to the Company and the Company Subsidiaries as may be reasonably requested by Parent, within the Company’s and the Company Subsidiaries’ control and customarily prepared by or for the Company or the Company Subsidiaries in the ordinary course of business, (ii) make appropriate officers of the Company and the Company Subsidiaries available at reasonable times for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing, (iii) assist Parent and its financing sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iv) reasonably cooperate with the marketing efforts of Parent and its financing sources for any Financing to be raised by Parent to complete the Mergers and the other transactions contemplated by this Agreement, (v) provide and execute documents as may be reasonably requested by Parent and reasonably acceptable to the Company in connection with such Financing, including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (provided, that neither the Company nor any Company Subsidiary shall be required to enter into any agreement related to any Financing that is not effective as of or immediately prior to and conditioned on the occurrence of the Partnership Merger Effective Time), (vi) as may be reasonably requested by Parent, following the obtainment of the

Company Requisite Vote, form new direct or indirect Company Subsidiaries pursuant to documentation reasonably satisfactory to Parent and the Company, (vii) as may be reasonably requested by Parent, following the obtainment of the Company Requisite Vote and provided such actions would not adversely affect the Tax status of the Company or Company Subsidiaries or cause the Company to be subject to additional Taxes that are not indemnified by Parent under the last sentence of this Section 5.17(a), transfer or otherwise restructure its ownership of existing Company Subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company, (viii) provide timely access to diligence materials, appropriate personnel and properties during normal business hours and on reasonable advance notice to allow sources of financing and their representatives to complete all reasonable due diligence, (ix) provide assistance with respect to the review and granting of mortgages and security interests in collateral for the Financing, and attempting to obtain any consents associated therewith, (x) to the extent reasonably requested by a lender, attempt to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to REAs in form and substance reasonably satisfactory to any potential lender, (xi) cooperate in connection with the repayment or defeasance of any existing indebtedness of the Company or any Company Subsidiaries as of the Partnership Merger Effective Time and the release of related liens, including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any of Company Subsidiaries as reasonably requested by Parent, (xii) to the extent requested by Parent, obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and the Company Subsidiaries and (xiii) to the extent reasonably requested by a lender, permit Parent and its Representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of the Company Subsidiaries (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 5.2(a), and (C) the Company shall be entitled to have representatives present at all times during any such inspection); provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or the Company Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses, or give any indemnities prior to the Partnership Merger Effective Time (except those fees and expenses that the Company is reimbursed for by Parent). None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company at the request of Parent set forth in this Section 5.17(a). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable legal fees and disbursements) incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 5.17(a), and indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the

Company for any reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries not previously reimbursed).

(b)      All non-public or otherwise confidential information regarding the Company obtained pursuant to Section 5.17(a) by Parent or its Representatives shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Company agrees that Parent and its Representatives may initiate contact with and pursue potential debt financing sources in connection with the transactions contemplated by this Agreement, in each case subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement.

Section 5.18      Senior Notes.

(a)      At the request of Parent, the Partnership shall use its commercially reasonable efforts to commence as promptly as practicable following the later of (1) the tenth (10th) Business Day prior to the estimated date that the definitive Proxy Statement is filed with the SEC and (2) the date of receipt of the Offer Documents from Parent pursuant to Section 5.18(c) below and written instructions from Parent, offers to purchase and related consent solicitations with respect to all of the outstanding securities issued pursuant to (i) the 2.625% Senior Notes Indenture, (ii) the 3.85% Senior Notes Indenture, (iii) the 4.25% Senior Notes Indenture and/or (iv) the 6.125% Senior Notes Indenture (collectively, the “Senior Notes”) on terms and conditions as determined by Parent and as are reasonably acceptable to the Company (such offers to purchase and related consent solicitations, collectively, the “Debt Offers”); provided that (i) this Agreement shall have not been terminated in accordance with Article VII, (ii) the Company shall have received from Parent the completed Offer Documents which shall be in form and substance reasonably satisfactory to the Company, and (iii) at the time of such commencement, Parent, Merger Sub I and Merger Sub II shall have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. The Debt Offers and Offer Documents shall comply in all respects with the terms and conditions of the indentures governing the Senior Notes and applicable Laws (including the rules and regulations of the SEC), and the Debt Offers shall be conditioned upon the consummation of the Mergers. The Partnership shall waive any of the conditions to the Debt Offers (other than that the Mergers shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent in writing and shall not waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed by Parent. Notwithstanding the foregoing, the Partnership shall not be required to make any change to the terms and conditions of the Debt Offers after commencement thereof that decreases the price or consent fee payable per Senior Note or imposes any condition that is adverse to the holders of Senior Notes unless agreed by the Company. At the request of Parent, the Partnership shall terminate the Debt Offers as to any or all series of Senior Notes.

(b)      The Company and the Partnership agree that, promptly following the consent date specified in the Offer Documents (as it may reasonably be extended at the request of Parent), assuming the requisite consents are received, each of the Company and the

Partnership and any other Company Subsidiaries as may be necessary shall execute supplemental indentures to the indentures governing the Senior Notes, which supplemental indentures shall, subject to and conditioned upon the consummation of the Mergers, implement the amendments described in the Offer Documents and shall become operative upon acceptance of the Senior Notes for payment pursuant to the Debt Offers concurrently with the Company Merger Effective Time. Concurrently with the Company Merger Effective Time, the Surviving Partnership at Parent’s direction shall accept for payment and, after the Company Merger Effective Time, Parent shall cause the Surviving Partnership to promptly pay for the Senior Notes that have been validly tendered and not validly withdrawn pursuant to the Debt Offers and, subject to receipt of the requisite consents, pay for consents validly delivered and not validly revoked prior to the consent date in accordance with the Debt Offers.

(c)      If Parent requests to cause the Partnership to commence the Debt Offers, Parent, at its sole expense, shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related consents and letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent, the Company and the Partnership shall, and shall cause the other Company Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company or any Company Subsidiary, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party in writing, and an appropriate amendment or supplement describing such information shall be prepared by Parent, at its sole expense, in form and substance reasonably satisfactory to the Company, and disseminated by or on behalf of the Partnership to the holders of the applicable Senior Notes. Notwithstanding anything to the contrary in this (b), the Company and the Partnership shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this (b), the Company and the Partnership shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

(d)      In connection with the Debt Offers, Parent may select one or more dealer managers or solicitation agents, information agents, depositaries and other agents (in each case as shall be reasonably acceptable to the Company) to provide assistance in connection therewith and the Company and the Partnership shall, and shall cause the other Company Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions reasonably acceptable to the Company and Parent. Parent shall promptly pay all of the fees and expenses of each and any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the Company and the Company Subsidiaries for all of their reasonable out-of-pocket costs (including reasonable fees and expenses of their Representatives) incurred in connection with the Debt Offers promptly upon request by the Company. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and their respective Representatives (other than any direct indemnification of any dealer manager or solicitation agent, which shall be indemnified under the applicable dealer manager or solicitation agent agreement; provided, however, that Parent shall indemnify the Company and the Company Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager or solicitation agent agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any Company Subsidiaries in connection with the Debt Offers and the Offer Documents; provided, further, that Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and the Company Subsidiaries supplied by such party or person or included in any Company SEC Document that is determined to have contained a material misstatement or omission.

(e)      To the extent that, as of the Closing Date, (i) Parent has requested that the Debt Offers be commenced and the requisite consents contemplated by the consent solicitations included in the Debt Offers have not been validly delivered (without having been properly withdrawn) in accordance with the Debt Offers with respect to any series of Senior Notes by the holders thereof or (ii) Parent has not requested that the Debt Offers be commenced, then, at the written request of Parent, the Partnership shall reasonably cooperate with Parent, including by adopting resolutions and providing officers’ certificates and/or company instructions, in effecting, at the Partnership Merger Effective Time, the giving of notices of optional redemption of the applicable Senior Notes and the satisfaction and discharge of the 6.125% Senior Notes Indenture, the 3.85% Senior Notes Indenture, the 4.25% Senior Notes Indenture and/or the 2.625% Senior Notes Indenture or the covenant defeasance of the applicable Senior Notes issued under the foregoing in each case in accordance with and to the extent permitted by the terms and conditions of the applicable indenture; provided, that Parent shall have provided written notice to the Company confirming that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied (or with respect to Section 6.2 waived) and that Parent, Merger Sub I and Merger Sub II are prepared to proceed immediately with the Closing; and provided further that, Parent shall concurrently and irrevocably deposit with the applicable trustee under the applicable indenture at the Closing, as trust funds in trust for the sole benefit of holders of the Senior Notes, cash in an amount sufficient to effect such satisfaction and discharge or covenant defeasance in accordance with the indentures governing the Senior Notes.

Section 5.19      Transfer Rights.    The Company shall not, and shall not permit any Company Subsidiary to, exercise, or authorize the exercise of, any Transfer Rights. In the event a notice exercising a Transfer Right is received by the Company or any Company Subsidiary from a Third Party (a “Transfer Right Notice”), the Company shall provide Parent with prompt written notice of such exercise, together with the Transfer Right Notice and all underlying documentation received by the Company or the applicable Company Subsidiary relating to same.

The Company shall, and shall cause the applicable Company Subsidiary to, respond to the Transfer Right Notice in accordance with the reasonable directions of Parent, to the extent such directions are consented to by the Company (not to be unreasonably withheld, conditioned or delayed), and shall take all reasonable actions in connection therewith as Parent shall reasonably request, to the extent such actions are consented to by the Company (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1      Conditions to Each Party’s Obligations to Effect the Mergers.    The respective obligations of each party hereto to consummate the Mergers are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby (which waiver shall be in such party’s sole discretion), to the extent permitted by applicable Law:

(a)      Company Requisite Vote.    The Company shall have obtained the Company Requisite Vote.

(b)      No Injunctions, Orders or Restraints; Illegality.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers.

(c)      HSR Act.    Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.

Section 6.2      Conditions to the Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Parent at or prior to the Closing Date:

(a)      Representations and Warranties. (i) Except for the representations and warranties referred to in clauses (ii) and (iii) below, each of the representations and warranties of the Company and the Partnership contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material” or “Material Adverse Effect” therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company and the Partnership contained in Section 3.2 (other than clauses (c), (e) and (f) thereof) (Capitalization) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date) and (iii) the representations and warranties of the Company and the Partnership contained in Section 3.7(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date). Parent shall have received a certificate signed on behalf of the Company and the Partnership, dated as of the Closing Date, to the foregoing effect.

(b)      Performance and Obligations of the Company.    Each of the Company and the Partnership shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company and the Partnership, dated as of the Closing Date, to the foregoing effect.

(c)      REIT Opinion. Parent shall have received a tax opinion of Latham & Watkins LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, dated as of the Closing Date in the form of Exhibit A attached hereto (the “REIT Opinion”), which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries) that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2004 through and including the Company Merger Effective Time.

(d)      Absence of Material Adverse Change.    From the date of this Agreement through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.3      Conditions to Obligations of the Company and the Partnership.    The obligations of the Company and the Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by the Company at or prior to the Closing Date:

(a)      Representations and Warranties.    Each of the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date). The Company shall have received a certificate signed on behalf of Parent, Merger Sub I and Merger Sub II, dated as of the Closing Date, to the foregoing effect.

(b)      Performance and Obligations of Parent, Merger Sub I and Merger Sub II. Each of Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent, Merger Sub I and Merger Sub II, dated as of the Closing Date, to the foregoing effect.

Section 6.4      Frustration of Closing Conditions. No party may rely, either as a basis for not consummating the Mergers or the other transactions contemplated hereby or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to consummate the Mergers and the other transactions contemplated hereby.

ARTICLE VII.

TERMINATION

Section 7.1      Termination.    This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of the Company Requisite Vote:

(a)      by the mutual written consent of Parent, Merger Sub I and the Company; or

(b)      by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if:

(i)      any Governmental Entity of competent authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable order, decree or ruling or taking of such other action was primarily due to the failure of the Company or the Partnership, in the case of termination by the Company, or Parent, Merger Sub I or Merger Sub II, in the case of termination by Parent, to perform any of its obligations under this Agreement; or

(ii)      the Mergers shall not have been consummated on or before April 7, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Company, if the Company or the Partnership, or to Parent, if Parent, Merger Sub I or Merger Sub II, as applicable, shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Mergers on or before such date; or

(iii)      the Company Requisite Vote shall not have been obtained at a duly held Company Stockholders’ Meeting or any adjournment or postponement thereof at which the Company Merger is voted upon; or

(c)      by written notice from the Company to Parent, if:

(i)      prior to obtaining the Company Requisite Vote, the Company Board effects an Adverse Recommendation Change in accordance with Section 5.6(d) in connection with a Superior Proposal and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of a Superior Proposal; but only if the Company is not then in breach of Section 5.6, provided that such termination shall not be effective until the Company has paid the Company Termination Fee in accordance with Section 7.3(b); or

(ii)      Parent, Merger Sub I or Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 6.3(a) or (b) would be incapable of being satisfied by the Outside Date, provided that neither the Company nor the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(iii)      (A) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 7.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 1.5, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company and the Partnership are prepared to consummate the Closing, and (C) Parent, Merger Sub I and Merger Sub II fail to consummate the Closing on or before the third Business Day after delivery of the notice referenced in clause (B) of this Section 7.1(c)(iii), and the Company and the Partnership were prepared to consummate the Closing during such three Business Day period; or

(d)      by written notice from Parent to the Company, if:

(i)      the Company or the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 6.2(a) or (b) would be incapable of being satisfied by the Outside Date, provided that neither Parent, Merger Sub I nor Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(ii)      (A) the Company Board shall have effected, or resolved to effect, an Adverse Recommendation Change, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer, (C) the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date a Company Acquisition Proposal shall have been publicly announced (or if the Company Stockholders’ Meeting is scheduled to be held within ten (10) Business Days from the date a Company Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Company Stockholders’ Meeting is scheduled to be held) or (D) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.6).

Section 7.2      Effect of the Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub I, Merger Sub II, the Company or the Partnership or their respective affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except (i) as provided in Section 5.2(b), this Section 7.2, Section 7.3, Section 7.4 and Article VIII, the provisions relating to the payment and reimbursement of Assumption Expenses in Section 5.16(b) and the indemnification, payment and reimbursement provisions contained in the last sentence of Section 5.15, the last sentence of Section 5.17(a) and Section 5.18(d), (ii) the Guaranty and the Confidentiality Agreement (provided that with respect to the Confidentiality Agreement, Parent, Merger Sub I and Merger Sub II shall each be treated as if they were a party thereto to the same extent as Blackstone Real Estate Advisors L.P.) shall each continue in full force and effect in accordance with their respective terms and (iii) subject to Section 8.8, nothing herein shall relieve any party from any liability for any willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3      Fees and Expenses.

(a)      Except as otherwise set forth in this Agreement, whether or not the Mergers are consummated, all expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such expenses.

(b)      In the event that this Agreement is terminated

(i)      by Parent pursuant to Section 7.1(d)(ii),

(ii)      by the Company pursuant to Section 7.1(c)(i), or

(iii)      (A) by the Company or Parent pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and (B)(x) a Company Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal (and, in the case of a termination pursuant to Section 7.1(b)(iii), such Company Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Company Stockholders’ Meeting) and (y) within twelve (12) months after a termination referred to in this Section 7.3(b)(iii) the Company enters into a definitive agreement relating to, or consummates, any Company Acquisition Proposal (with, for purposes of this clause (y), the references to “15%” in the definition of “Company Acquisition Proposal” being deemed to be references to “50%”), then the Company shall pay as directed by Parent an amount equal to one hundred sixty million dollars ($160,000,000) (the “Company Termination Fee”) by wire transfer of same day funds to an account designated by Parent, (1) in the case of a payment as a result of any event referred to in Section 7.3(b)(i), within two (2) Business Days after the date of such termination by Parent, (2) in the case of a payment as a result of any event referred to in Section 7.3(b)(ii), prior to or concurrently with such termination by the Company and (3) in the case of a payment as a result of any event referred to in Section 7.3(b)(iii), within two (2) Business Days after the earlier of entering into a definitive agreement relating to the Company Acquisition Proposal referred to in clause (y) of Section 7.3(b)(iii) and consummation of such Company Acquisition Proposal. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c)      In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then Parent shall pay or cause to be paid to the Company an amount equal to the Parent Termination Fee by wire transfer of same day funds to an account designated by the Company promptly but in no event later than three (3) Business Days after such termination. “Parent Termination Fee” shall be an amount equal to four hundred sixty million dollars ($460,000,000).

(d)      The Company and Parent agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub I and Merger Sub II in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. If Parent receives the full payment of the Company Termination Fee from the Company pursuant to Section 7.3(b) under circumstances where a Company Termination Fee was payable, the receipt by Parent of the Company Termination Fee shall be the sole and exclusive remedy for any and all losses or damages suffered by Parent, Merger Sub I, Merger Sub II or any of their respective affiliates or Representatives in connection with this Agreement (and the termination hereof), the Mergers and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination. In the event that Parent or the Company, as the case may be, is required to commence litigation to seek all or a portion of the amounts payable under this Section 7.3, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.3, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder.

Section 7.4      Payment of Amount or Expense.

(a)      In the event that Parent is obligated to pay the Parent Termination Fee pursuant to Section 7.3(c) (the “Section 7.3 Amount”), Parent shall pay to the Company from the applicable Section 7.3 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Section 7.3 Amount and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (X) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 7.4(b)(ii) or (Y) an opinion from the Company’s outside counsel as described in Section 7.4(b)(ii), an amount equal to the Section 7.3 Amount less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Section 7.3 Amount with an escrow agent selected by the Company and on such terms (subject to Section 7.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent as reflected in an escrow agreement among such parties, provided that the payment or deposit into escrow shall be at the Company’s option. The payment or deposit into escrow of the Section 7.3 Amount pursuant to this Section 7.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 7.3(c) by wire transfer of same day funds.

(b)      The escrow agreement shall provide that the Section 7.3 Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Section 7.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Section 7.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 7.3 Amount to the Company. Parent agrees to amend this Section 7.4 at the reasonable request of the Company in order to (x) maximize the portion of the Section 7.3 Amount that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.4(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.4(b). Parent shall be deemed to have satisfied its obligations pursuant to this Section 7.4 so long as it deposits into escrow the Section 7.3 Amount, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Section 7.3 Amount. The portion of Section 7.3 Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 7.3. The Company shall fully indemnify Parent and hold Parent harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1      Nonsurvival of Representations and Warranties.        None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit, schedule or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive beyond the Company Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Company Merger Effective Time (including the covenants and agreements in Section 5.9, Section 5.10, and this Article VIII).

Section 8.2      Entire Agreement; Assignment.

(a)      This Agreement (including the exhibits, schedules and other documents delivered pursuant hereto) constitutes, together with the Guaranty and the Confidentiality Agreement, the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

(b)      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, in whole or in part, by operation of Law (including by merger or consolidation) or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, one or more wholly owned direct or indirect Subsidiaries to be a party to the Mergers in lieu of Merger Sub I and/or Merger Sub II, in which event all references herein to Merger Sub I and/or Merger Sub II shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub I and/or Merger Sub II as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement. Any assignment in violation of this Section 8.2(b) shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.3      Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally and (b) on the next Business Day if (i) sent by facsimile (providing confirmation of transmission), (ii) sent by email of a .pdf attachment or (iii) sent by prepaid overnight carrier (providing proof of delivery), to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)	if to Parent, Merger Sub I or Merger Sub II:

BRE Edison Holdings L.P.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention:         Nadeem Meghji

Facsimile:        (212) 583-5726

Email:              meghji@blackstone.com

with a copy (for informational purposes only) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention:        Brian M. Stadler, Esq.

Facsimile:        (212) 455-2502

Email:              bstadler@stblaw.com

(b)	if to the Company or the Partnership:

BioMed Realty Trust, Inc.

17190 Bernardo Center Drive

San Diego, CA 92128

Attention:         Jonathan P. Klassen

Facsimile:        (858) 485-9843

Email:              jon.klassen@biomedrealty.com

with a copy (for informational purposes only) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention:         Craig M. Garner, Esq.

Facsimile:        (858) 523-5450

Email:               craig.garner@lw.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.4      Governing Law and Venue; Waiver of Jury Trial.

(a)      This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Maryland (other than with respect to issues relating to the Company Merger that are required to be governed by the DRULPA), in each case without regard to its rules of conflict of laws.

(b)      Each of the parties hereto hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the courts of the State of Maryland and/or the U.S. District Court for the District of Maryland, for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, only a state or federal court sitting in or for the State of Maryland with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by Section 8.4(d)) bring any claim, action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than the U.S. District Court for the District of Maryland or a Maryland state court.

(c)      Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 8.3 and nothing in this Section 8.4 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(d)      Each party hereto agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)      EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(E).

Section 8.5      Interpretation; Certain Definitions.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, exhibit or schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 8.6      Parties In Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 5.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.9 shall not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with

Section 8.10 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8      Specific Performance.

(a)      The parties hereto agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Company or the Partnership do not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with the Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that Parent, Merger Sub I and Merger Sub II shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by the Company and the Partnership and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent, Merger Sub I or Merger Sub II are entitled at Law or in equity. Each of the Company and the Partnership agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that any of Parent, Merger Sub I or Merger Sub II has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any of Parent, Merger Sub I or Merger Sub II seeking an injunction or injunctions to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each of the Company and the Partnership agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto agree that neither the Company nor the Partnership shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or to enforce specifically the terms and provisions hereof and that the Company’s and the Partnership’s sole and exclusive remedy relating to a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or otherwise shall be the remedy set forth in Section 7.3(c);

provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Parent of Section 5.2(b).

(b)      The parties further agree (i) the seeking of remedies pursuant to Section 8.8(a) shall not in any respect constitute a waiver by any of Parent, Merger Sub I or Merger Sub II seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.3, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.8(a) are not available or otherwise not granted and (ii) nothing set forth in this Agreement shall require Parent, Merger Sub I or Merger Sub II to institute any proceeding for (or limit any of Parent’s, Merger Sub I’s or Merger Sub II’s right to institute any proceeding for) specific performance under this Section 8.8 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by any of Parent, Merger Sub I or Merger Sub II seeking remedies pursuant to Section 8.8(a) or anything set forth in this Section 8.8 restrict or limit Parent’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)      Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent, Merger Sub I and Merger Sub II together for any losses, damages, costs or expenses of the Company or the Partnership or their affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by Parent, Merger Sub I or Merger Sub II or otherwise, shall be limited to an amount equal to (i) the amount of the Parent Termination Fee, plus (ii) the aggregate amount of Assumption Expenses payable or reimbursable pursuant to Section 5.16(b), plus (iii) Parent’s indemnification, payment and reimbursement obligations pursuant to the last sentence of Section 5.15, the last sentence of Section 5.17(a) and Section 5.18(d) (collectively, the “Liability Limitation”), and in no event shall the Company or the Partnership or any of their affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. Each of the Company and the Partnership agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Parent Parties (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this Agreement and Blackstone Real Estate Advisors L.P. to the extent provided in the Confidentiality Agreement), through Parent, Merger Sub I or Merger Sub II or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, Merger Sub I or Merger Sub II against any Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party) under and to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Company, the Partnership and their respective affiliates against the Guarantor and any other Parent Party (other than Parent, Merger Sub I or Merger Sub II to the extent provided in this Agreement and Blackstone Real Estate Advisors

L.P. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against Parent, Merger Sub I or Merger Sub II hereunder and Blackstone Real Estate Advisors L.P. under the Confidentiality Agreement, in no event shall the Company or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Party (other than the Guarantor to the extent provided in the Guaranty and subject to the Liability Limitation and the other limitations described therein).

Section 8.9      Amendment.    This Agreement may be amended by action taken by the Company, the Partnership, Parent, Merger Sub I and Merger Sub II at any time before or after approval of the Mergers by the Company Requisite Vote but, after such approval, no amendment shall be made which requires the approval of any such stockholders under applicable Law without obtaining such further approvals. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 8.10      Extension; Waiver.    At any time prior to the Closing Date, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any breaches or inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) subject to Section 8.9, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, the Partnership, Parent, Merger Sub I or Merger Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.11      Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.12      Definitions.

Defined Terms	Section

2015 Bonus	Section 5.10(e)
Acceptable Confidentiality Agreement	Section 5.6(b)
Adverse Recommendation Change	Section 5.6(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.6(a)
Amended Partnership Agreement	Section 1.2(b)

Assumption Documents	Section 5.16(a)
Assumption Expenses	Section 5.16(b)
Bankruptcy and Equity Exception	Section 3.3(a)
Capital Expenditure Budget	Section 3.14(d)
Capital Expenditures	Section 3.14(d)
Cash-Out Limited Partner	Recitals
Certificate	Section 2.4(b)
Certificate of Limited Partnership	Section 1.2(b)
Closing	Section 1.5
Closing Date	Section 1.5
COBRA	Section 3.11(f)
Company	Preamble
Company Board	Section 3.3(a)
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Stock	Section 3.2(a)
Company Disclosure Letter	Article III
Company Employee Benefit Plan or Company Employee Benefits Plans	Section 3.11(a)
Company Employee	Section 5.10(a)
Company Financial Statements	Section 3.5(a)
Company Intellectual Property Rights	Section 3.16(a)
Company Leased Real Property	Section 3.14(c)
Company Leases	Section 3.14(c)
Company Material Contract	Section 3.17(b)
Company Merger	Recitals
Company Merger Articles of Merger	Section 1.4(b)
Company Merger Certificate	Section 1.4(b)
Company Merger Effective Time	Section 1.4(b)
Company Performance Unit	Section 2.3(b)
Company Permits	Section 3.9(a)
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 5.4
Company Requisite Vote	Section 3.20
Company Restricted Stock Award	Section 2.3(a)
Company SEC Documents	Section 3.5
Company Share	Section 2.1(b)
Company Share Merger Consideration	Section 2.1(b)
Company Space Leases	Section 3.14(f)
Company Stockholders’ Meeting	Section 5.4
Company Subsidiary Share	Section 2.1(c)
Company Termination Fee	Section 7.3(b)
Confidentiality Agreement	Section 5.2(b)
Construction Projects	Section 3.14(d)
D&O Insurance	Section 5.9(b)
Debt Offers	Section 5.18(a)
Development Capital Expenditures	Section 3.14(d)

Development Expenditure Budget	Section 3.14(d)
Development Projects	Section 3.14(d)
DRULPA	Recitals
DSOS	Section 1.4(b)
ERISA	Section 3.11(a)
Earned Unit	Section 2.3(b)
Election Date	Section 2.2(b)(i)
Equity Commitment Letter	Section 4.8(a)
Equity Financing	Section 4.8(a)
Equity Financing Source	Section 4.8(a)
Exchange Fund	Section 2.4(a)
Excluded Shares	Section 2.1(d)
Existing Indebtedness	Section 3.17(b)(iv)
Existing Lender	Section 5.16(a)
Existing Loan Documents	Section 3.17(b)(iv)
FCPA	Section 3.9(c)
Financing	Section 5.17(a)
Form of Election	Section 2.2(b)(i)
GAAP	Section 3.5(a)
Ground Lease or Ground Leases	Section 3.14(b)
Ground Leased Real Property	Section 3.14(b)
Guarantor	Recitals
Guaranty	Recitals
Indemnified Liabilities	Section 5.9(a)
Indemnified Party or Indemnified Parties	Section 5.9(a)
Intellectual Property Rights	Section 3.16(a)
Inquiry	Section 5.6(a)
Interim Period	Section 5.1
IRS	Section 3.11(c)
Liability Limitation	Section 8.8(c)
Maximum Amount	Section 5.9(b)
Merger Consideration	Section 2.2(a)
Merger Sub I	Preamble
Merger Sub I GP	Recitals
Merger Sub II	Preamble
Merger Sub II GP	Recitals
Mergers	Recitals
MGCL	Recitals
Minority Limited Partners	Recitals
MRULPA	Recitals
Multiemployer Plan	Section 3.11(b)
New Partnership Preferred Units	Recitals
Notice of Change of Recommendation	Section 5.6(e)
Offer Documents	Section 5.18(c)
Operating Budget	Section 3.14(d)
Operating Expenses	Section 3.14(d)

Outside Date	Section 7.1(b)(ii)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Plan	Section 5.10(b)
Parent Termination Fee	Section 7.3(c)
Participation Agreements	Section 3.14(f)
Participation Interest	Section 3.14(f)
Participation Party	Section 3.14(f)
Partnership	Preamble
Partnership Merger	Recitals
Partnership Merger Articles of Merger	Section 1.4(a)
Partnership Merger Effective Time	Section 1.4(a)
Partnership Unit Merger Consideration	Section 2.2(a)
Paying Agent	Section 2.4(a)
Per Company Share Merger Consideration	Section 2.1(b)
Per Partnership Unit Merger Consideration	Section 2.2(a)
Permit	Section 3.9(a)
Pre-Development Expenditures	Section 3.14(d)
Pre-Development Projects	Section 3.14(d)
Proxy Statement	Section 5.3(a)
Qualifying Income	Section 7.4(a)
REIT	Section 3.13(b)
REIT Opinion	Section 6.2(c)
Rent Rolls	Section 3.14(e)
Roll-Over Limited Partner	Recitals
Sarbanes-Oxley Act	Section 3.5(a)
SDAT	Section 1.4(a)
Section 7.3 Amount	Section 7.4(a)
Senior Notes	Section 5.18(a)
Space Lease Commission Schedule	Section 3.14(d)
Surviving Company	Section 1.1(b)
Surviving Company Partnership Interest	Section 2.1(c)
Surviving Partnership	Section 1.1(a)
Takeover Statutes	Section 3.19
Tax Credit Documents	Section 3.17(b)(x)
Third Party	Section 3.14(g)
Transaction Litigation	Section 5.5(b)
Transfer Right Notice	Section 5.19
Unit Election	Section 2.2(b)
VCOC	Section 3.14(k)
WARN	Section 3.12(e)

In addition to the other terms defined throughout this Agreement, which are listed above, the following terms shall have the following meanings when used in this Agreement:

(a)      “2.625% Senior Notes Indenture” means the Indenture, dated as of March 30, 2011, by and among the Partnership, the Company and U.S. Bank National Association, as supplemented by Supplemental Indenture No. 3, dated as of April 23, 2014, by and among the Partnership, the Company and U.S. Bank National Association.

(b)      “3.85% Senior Notes Indenture” means the Indenture, dated as of March 30, 2011, by and among the Partnership, the Company and U.S. Bank National Association, as supplemented by Supplemental Indenture No. 1, dated as of March 30, 2011, by and among the Partnership, the Company and U.S. Bank National Association.

(c)      “4.25% Senior Notes Indenture” means the Indenture, dated as of March 30, 2011, by and among the Partnership, the Company and U.S. Bank National Association, as supplemented by Supplemental Indenture No. 2, dated as of June 28, 2012, by and among the Partnership, the Company and U.S. Bank National Association.

(d)      “6.125% Senior Notes Indenture” means the Indenture, dated as of April 29, 2010, by and among the Partnership, the Company and U.S. Bank National Association.

(e)      “Additional Consideration” means an amount, rounded to the nearest one-hundredth of a cent, equal to (a) $1.04 multiplied by (b) (i) the number of calendar days elapsed from and including January 1, 2016 until (but not including) the Closing Date divided by (ii) 366.

(f)      “affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

(g)      “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

(h)      “Code” means the Internal Revenue Code of 1986, as amended.

(i)      “Company Acquisition Proposal” means any inquiry, offer or proposal regarding any of the following (other than the Mergers) involving any of the Company or the Partnership or any other Company Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, dissolution, liquidation, business combination or other similar transaction involving the Company or the Partnership; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of 15% or more of the consolidated assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions; (iii) any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) securities (or options, rights or warrants to purchase, or securities convertible into, such securities)

representing 15% or more of the voting power of the Company or 15% or more of the equity interests or general partner interests in the Partnership; (iv) any tender offer or exchange offer for 15% or more of any class of equity security of the Company or 15% or more of the equity interests or general partner interests in the Partnership or the filing of a registration statement under the Securities Act in connection therewith; (v) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of the Company or the Partnership and any other Company Subsidiary having a fair market value equal to or greater than 15% of the fair market value of all of the assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole, immediately prior to such transaction; or (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(j)      “Company LTIP Unit” means an LTIP Unit, as defined in the Partnership Agreement.

(k)      “Company Material Adverse Effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, assets or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company or the Partnership to consummate the Mergers before the Outside Date; provided, however, that in the case of clause (i), no change, event, state of facts or development resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) the entry into or the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including (i) the identity of Parent and its affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Company Merger Effective Time, (iii) the failure to obtain any third party consent in connection with the transactions contemplated hereby and (iv) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or any other Person, (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, or any changes therein, in the United States or other countries in which the Company or any of the Company Subsidiaries conduct operations or any change, event or development generally affecting the commercial life sciences real estate industry, (c) any change in the market price or trading volume of the equity securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency; provided, however, that the exception in this clause (c) shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred, (d) the suspension of trading in securities generally on the New York Stock Exchange, (e) any adoption, implementation, proposal or change after the date hereof in any applicable Law or GAAP or interpretation of any of the foregoing, (f) any action taken or not taken to which Parent has consented in writing, (g) any action expressly required to be taken by this Agreement or taken at the request of Parent, (h) the failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (h) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred; and provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (i) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, (j) any actions or claims made or brought by any of the current or former stockholders or equityholders of the Company or any Company Subsidiary (or on their behalf or on behalf of the Company or any Company Subsidiary, but in any event only in their capacities as current or former stockholders or equityholders) arising out of this Agreement or the Mergers or (k) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided, that (i) with respect to clauses (b), (e), (i), and (k), such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the commercial life sciences real estate industry in the United States and (ii) clause (a) and clause (j) shall not apply to the use of Company Material Adverse Effect in Section 3.4 (or Section 6.2(a) as it relates to Section 3.4).

(l)      “Company Real Property” means, collectively, the Owned Real Property and the Ground Leased Real Property.

(m)      “Company Share Incentive Plan” means the 2004 Incentive Award Plan of the Company and the Partnership, as amended and restated.

(n)      “Company Subsidiary” means any Subsidiary of the Company, including, the Partnership and its Subsidiaries.

(o)      “Contract” means any binding agreement, contract, lease (whether for real or personal property), commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, to which a Person is a party or to which the properties or assets of such Person are subject, whether oral or written.

(p)      “Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same.

(q)      “delivered” or “made available” means, with respect to documents or information required to be provided by the Company to Parent, any documents or information (i) posted by the Company or any of its Representatives in the Company’s electronic data room, (ii) filed by the Company and available through the SEC’s Electronic Data Gathering and Retrieval System or (iii) otherwise made reasonably available by the Company or its Representatives to Parent, in each case prior to the date hereof.

(r)      “Environmental Laws” means all Laws which (a) regulate or relate to (i) the protection or clean up of the environment, (ii) occupational safety and health in respect of Hazardous Substances, or (iii) the treatment, storage, transportation, handling, exposure to, disposal or Release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) with respect to any of the foregoing.

(s)      “Environmental Permits” means any permit, registration, identification number, license and other authorization under any applicable Environmental Law.

(t)      “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is considered a single employer together with the Company or any ERISA Affiliate under ERISA Section 4001(b) or part of the same “controlled group” with the Company or any ERISA Affiliate for purposes of Code Section 414.

(u)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)      “Governmental Entity” means any court, tribunal or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

(w)      “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, hazardous material or hazardous waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Laws including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls), or toxic mold.

(x)      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(y)      “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, including obligations evidenced by notes, bonds, debentures or other similar instruments, (b) all reimbursement obligations of such Person and its Subsidiaries under letters of credit to the extent such letters of credit have been drawn, (c) obligations of such Person and its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (d) all capital lease obligations of such Person and its Subsidiaries, (e) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (d), and (f) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (c). For the avoidance of doubt, “Indebtedness” shall not include any liability for Taxes and shall not include any Indebtedness from the Company to a wholly-owned Company Subsidiary (or vice versa) or between wholly-owned Company Subsidiaries.

(z)      “Intervening Event” means a material event, development or change in circumstances with respect to the Company and the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (b) becomes known to or by the Company Board prior to the receipt of the Company Requisite Vote; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Company Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Company Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

(aa)      “Joint Venture Agreements” means the organizational documents of the Company Subsidiaries set forth in Section 8.12(aa) of the Company Disclosure Letter.

(bb)      “know” or “knowledge” means, with respect to the Company, the actual knowledge of such persons listed in Section 8.12(bb) of the Company Disclosure Letter, and with respect to Parent, the actual knowledge of the persons listed in Schedule A hereto.

(cc)      “Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

(dd)      “Lien” means any lien, mortgage, pledge, security instrument, title charges which are liens, claims against title, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal, easement, security interest, charge, encumbrance, deed of trust, right-of-way, encroachment or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

(ee)      “Material Company Lease” means any lease, sublease or occupancy agreement of real property (other than Ground Leases) under which the Company or any Company Subsidiary is the tenant or subtenant or serves in a similar capacity, (x) providing for annual rentals of $1,000,000 or more or (y) relating to real property comprising more than 10,000 square feet of space; provided that any such lease, sublease or occupancy agreement between the Company and any Company Subsidiary or between Company Subsidiaries shall not constitute a Material Company Lease.

(ff)      “Material Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of a particular real property (other than Ground Leases) under which the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity, (x) providing for annual rentals of $2,500,000 or more or (y) relating to an individual real property comprising more than 50,000 square feet of space.

(gg)      “New Partnership Preferred Unit” means a Series B Cumulative Preferred Unit of the Surviving Partnership as defined in the form of Article 17 attached as

Exhibit B hereto, which shall be added to and made part of the Partnership Agreement immediately prior to the Closing Date.

(hh)      “Parent Parties” means, collectively, Parent, Merger Sub I, Merger Sub II, the Guarantor or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, successor or assignee of any of the foregoing.

(ii)      “Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendment One to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, and as may be further amended from time to time.

(jj)      “Partnership Units” means partnership units in the Partnership, including Company LTIP Units.

(kk)      “Patents” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

(ll)      “Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which are being contested in good faith and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP), (b) mechanics’, workmen’s, repairmen’s, carriers’ or warehousemen’s Liens (i) arising in the usual, regular and ordinary course for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP) or (ii) arising in connection with construction in progress for amounts not yet due and payable, (c) Liens for which title insurance coverage has been obtained pursuant to a Company title insurance policy prior to the date hereof, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (e) Liens securing mortgages and deeds of trust which secure the mortgage loans listed in Section 3.2(h) of the Company Disclosure Letter or Company Material Contracts or that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 5.1, (f) (i) rights of tenants under Company Space Leases, as tenants only, and (ii) rights of other parties in possession that do not materially and adversely impair the current use, operation or value of the subject real property and, in the case of (ii), without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (g) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way,

(h) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, (i) such other non-monetary Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use (or if such real property is vacant, the intended use), operation or value of, the property or asset affected by the applicable Lien, (j) Liens, rights or obligations created by or resulting from the acts or omissions of any of Parent, Merger Sub I or Merger Sub II or any of their affiliates and their respective investors, lenders, employees, officers, directors, members, stockholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing, and (k) any other non-monetary Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use (or if such real property is vacant, the intended use), operation or value of the subject real property.

(mm)      “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(nn)      “Prior Sale Agreements” means any purchase or sale Contract relating to any real property or leasehold interest in any Ground Lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiaries since January 1, 2011, except for easements or similar interests.

(oo)      “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

(pp)      “Reportable Transaction” shall have the meaning set forth in Section 1.6011-4(b) of the Treasury Regulations.

(qq)      “Representative” means, with respect to any Person, such Person’s directors, partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.

(rr)      “SEC” means the United States Securities and Exchange Commission.

(ss)      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(tt)      “Service Provider” means any employee, director or individual independent contractor of the Company or any Company Subsidiaries or ERISA Affiliates.

(uu)      “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

(vv)      “Subsidiary” means, with respect to a Person, another Person at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

(ww)      “Superior Proposal” means a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a third party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (A) would result, if consummated, in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Company Merger and (B) is reasonably likely to be consummated, after taking into account (x) the financial, legal, regulatory and any other aspects of such proposal, (y) the likelihood and timing of consummation (as compared to the Company Merger) and (z) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 5.6 of this Agreement).

(xx)      “Tax” and “Taxes” means any and all federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum tax, or any other tax, custom, duty, impost, levies, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

(yy)      “Tax Protection Agreements” means any Contract to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of equity of a Company Subsidiary (including holders of Partnership Units) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of equity of a Company Subsidiary (including holders of Partnership Units), the Company or any of the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow such holder to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner, (vi) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (vii) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (c) limited partners of the Partnership have guaranteed, indemnified or assumed debt of the Partnership; and/or (d) any other agreement that would require the general partner of a Partnership to consider separately the interests of any limited partner.

(zz)      “Tax Return” means any return, report, document, declaration or any other information return or similar statement filed or required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax and including any schedule or attachment.

(aaa)      “Tenant Costs” means landlord work, tenant improvements and tenant improvement allowances that are an obligation of the Company or a Company Subsidiary provided for in a Company Space Lease as of the date hereof or any Company Space Lease entered into in accordance with the provisions of this Agreement.

(bbb)      “Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

(ccc)      “Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, corporate names, designs, logos, slogans, social media identifiers, domain names and general intangibles of like nature, including all goodwill associated therewith, and any registrations and applications to register the foregoing.

(ddd)      “Transfer Right” means, with respect to the Company or any Company Subsidiary, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Company Subsidiary, on the one hand, or another Person, on the other hand, could be required to purchase or sell the applicable equity interests of any Person, any Company Real Property or any other asset to which such right relates.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BIOMED REALTY TRUST, INC.

By:	/s/ Alan D. Gold

Name: Alan D. Gold
Title: Chairman of the Board and Chief Executive Officer

BIOMED REALTY, L.P.

By: BioMed Realty Trust, Inc., its general partner

By:	/s/ Alan D. Gold

Name: Alan D. Gold
Title: Chairman of the Board and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

BRE EDISON HOLDINGS L.P.

By: BRE Edison Holdings LLC, its general partner

By:	/s/ Nadeem Meghji

Name: Nadeem Meghji
Title: Senior Managing Director and Vice President

BRE EDISON L.P.

By: BRE Edison LLC, its general partner

By:	/s/ Nadeem Meghji

Name: Nadeem Meghji
Title: Senior Managing Director and Vice President

BRE EDISON ACQUISITION L.P.

By: BRE Edison Acquisition LLC

By:	/s/ Nadeem Meghji

Name: Nadeem Meghji
Title: Senior Managing Director and Vice President

[Signature page to Agreement and Plan of Merger]

Exhibit B

FORM OF

ARTICLE 17

SERIES B CUMULATIVE PREFERRED UNITS

Section 17.1.     Designation and Number

A series of units of Partnership Interests in the Partnership designated as the “5.5% Series B Cumulative Preferred Units” (the “Series B Preferred Units”) is hereby established. The number of Series B Preferred Units shall be [●]. The Series B Preferred Units shall be uncertificated.

Section 17.2.     Distributions

A.             Holders of Series B Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner in its sole discretion, out of Available Cash, cumulative preferential cash distributions in an amount equal to 5.5% per annum on the [$23.75 + amount of Additional Consideration pursuant to the Merger Agreement] liquidation preference of each Series B Preferred Unit (the “Distribution Rate”). Such distributions shall accrue and be cumulative from the Closing Date (as defined in the Agreement and Plan of Merger, dated as of October 7, 2015, by and among the Partnership and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”)) and shall be payable quarterly in arrears on the last calendar day (or, if such day is not a Business Day, the next succeeding day that is a Business Day) of each March, June, September and December of each year (each a “Distribution Payment Date”), commencing on the first such date after the Closing Date. The period from and including the Closing Date to but excluding the first Distribution Payment Date, and each subsequent period from and including a Distribution Payment Date to but excluding the next succeeding Distribution Payment Date, is hereinafter called a “Distribution Period.” Distributions shall be payable to holders of Series B Preferred Units of record as they appear in the transfer books of the Partnership at the close of business on the applicable record date (each, a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the General Partner for the payment of distributions that is not more than thirty (30) nor less than ten (10) days prior to such Distribution Payment Date. The amount of any distribution payable for any Distribution Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

B.             Distributions on the Series B Preferred Units which are due but unpaid will accumulate quarterly, whether or not there is sufficient Available Cash for such distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable. Notwithstanding anything to the contrary contained herein, the Partnership shall make quarterly distributions of cash (the “Tax Liability Distributions”) to the holders of Series B Preferred Units, as distributions on the Series B Preferred Units, in an amount sufficient to enable such holders to pay, on a quarterly basis, U.S. federal, state and local income taxes arising from the allocations made (or estimated to be made) to such holders pursuant to this Agreement, to the extent that distributions otherwise paid to the holders of Series B Preferred Units in such quarter and prior quarters in such fiscal year are not sufficient for such holders to pay such taxes, which payments shall be made within thirty (30) days after the close of each applicable quarter. Subject to the following sentence, the amount of any such Tax Liability Distribution shall equal the product of (x) the highest marginal combined U.S. federal, state and local income tax rate applicable to an individual holder of Series B Preferred Units residing in California (after giving effect to income tax deductions (if allowable) for state and local income taxes and the character of the applicable income) for such fiscal period and (y) the aggregate amounts of net taxable income or gain of the Partnership that were actually allocated or are estimated to be allocated to such holder for federal income tax purposes for such fiscal period and any prior fiscal period (only to the extent no Tax Liability Distribution or other distribution was previously made with respect to such fiscal period). For the avoidance of doubt, any Tax Liability Distributions shall reduce the amount of any accrued but unpaid distributions with respect to the Series B Preferred Units.

C.             If any Series B Preferred Units are outstanding, if and so long as the Partnership is in arrears with regard to the payment of any distributions upon the Series B Preferred Units in respect of any completed Distribution Period, (i) no distributions (other than distributions made in Series B Junior Units (as defined below) or options, warrants or rights to subscribe for or purchase Series B Junior Units) shall be authorized or paid or set apart for payment nor shall any other distribution be authorized or made upon any Series B Junior Units unless distributions sufficient to make up such arrearage shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods, and (ii) no Series B Junior Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Series B Junior Units or options, warrants or rights to subscribe for or purchase Series B Junior Units).

D.             If any Series B Preferred Units are outstanding, if and so long as distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and all other Partnership Interests ranking on parity with the Series B Preferred Units as to dividends and other distributions, all distributions authorized upon the Series B Preferred Units shall be authorized and paid pro rata so that the amount of distributions authorized and paid per Series B Preferred Unit and any such other Partnership Interest shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit and any such other Partnership Interest bear to each other. No interest shall be payable in respect of any distribution payment or payments on Series B Preferred Units which may be in arrears.

E.             No distributions on the Series B Preferred Units other than Tax Liability Distributions shall be authorized by the General Partner or paid or set apart for payment by the Partnership at such times as any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. The Partnership shall not enter into any agreement that prohibits the authorization, payment or setting apart for payment of any Tax Liability Distributions or provides that any such action would constitute a breach thereof or default thereunder.

F.             Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests in excess of full cumulative distributions on the Series B Preferred Units as described above. Any distribution authorized on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series B Preferred Units which remains payable.

G.             Notwithstanding anything herein to the contrary, so long as (i) the Partnership is not in arrears with regard to the payment of any distributions upon the Series B Preferred Units in respect of any completed Distribution Period and (ii) the Partnership shall have made all redemption payments then due to be paid to holders of the Series B Preferred Units under Section 17.4 hereof, the Partnership shall be permitted at any time to make cash distributions and distributions in-kind of assets, properties or securities to holders of Partnership Interests other than Series B Preferred Units, and the holders of Series B Preferred Units shall not be entitled to participate in any such distributions.

Section 17.3.     Liquidation Preference

A.             Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to holders of Series B Junior Units, notwithstanding anything in this Agreement to the contrary, including Section 13.2 hereof, each holder of Series B Preferred Units shall be entitled to receive and be paid out of the assets of the Partnership legally available for distribution to the Partners pursuant to this Agreement a liquidation preference per Series B

2

Preferred Unit equal to [$23.75 + amount of Additional Consideration pursuant to the Merger Agreement], plus an amount equal to any accrued and unpaid distributions to but excluding the date of payment on the Series B Preferred Units held by such holder.

B.             In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay the full amount of the liquidating distributions on all outstanding Series B Preferred Units, then such assets shall be allocated among the holders of Series B Preferred Units in proportion to the full liquidating distributions to which they would otherwise respectively be entitled, pursuant to Section 17.3.A.

C.             After payment of the full amount of the liquidating distributions to which they are entitled pursuant to Section 17.3.A, the holders of Series B Preferred Units, as such, will have no right or claim to any of the remaining assets of the Partnership, shall cease to be Partners in respect of such Series B Preferred Units and the Series B Preferred Units shall be deemed cancelled.

D.             The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section 17.3.

Section 17.4.     Redemption at Holder’s Option for Cash

A.             Commencing on the earlier of (i) the date the amount of “Total Capital” as reflected in the Partnership’s unaudited consolidated balance sheets for a calendar quarter is less than $100 million (a “Total Capital Shortfall Event”) and (ii) December 31, 2016 (or at any earlier time that the Partnership is a Subsidiary of a Person that is subject to taxation as a REIT with Publicly Traded common stock, or upon the earlier death of a holder of Series B Preferred Units, solely in respect of such holder’s estate), each holder of Series B Preferred Units (or such deceased holder’s estate only, as applicable) shall have the right (the “Preferred Redemption Right”) to require the Partnership to redeem on the Preferred Redemption Date (as defined below) all or any portion of the Series B Preferred Units held by such holder at a redemption price per Series B Preferred Unit, payable in cash, equal to [$23.75 + amount of Additional Consideration pursuant to the Merger Agreement] plus an amount equal to any accrued but unpaid distributions to but excluding the Preferred Redemption Date (the “Redemption Price”) to be paid by the Partnership. The Preferred Redemption Right shall be exercised pursuant to a Notice of Redemption (as defined below) delivered to the General Partner by the holder of Series B Preferred Units who is exercising the redemption right. Except in the event of a Total Capital Shortfall Event or in the event of the death of a holder of Series B Preferred Units (in which event the Preferred Redemption Right shall be exercisable solely by such holder’s estate), the Preferred Redemption Right shall only be available, and a Notice of Redemption in respect thereof may only be delivered, once per quarter during the first month of each fiscal quarter of the Partnership commencing January 2017. For purposes of this Article 17, (i) “Preferred Redemption Date” means the second to last Business Day of the fiscal quarter of the Partnership in which the General Partner receives the applicable Notice of Redemption pursuant to this Section 17.4 or, if the second to last Business Day of such fiscal quarter is less than ten (10) Business Days from the date on which the General Partner receives the applicable Notice of Redemption pursuant to Section 17.4, then the second to last Business Day of the next subsequent fiscal quarter of the Partnership and (ii) “Publicly Traded” means listed or admitted to trading on New York Stock Exchange LLC, NYSE MKT LLC, The Nasdaq Stock Market LLC or another national securities exchange, or any successor to the foregoing.

B.             In the event any applicable redemption date shall not be a Business Day, then payment of the Redemption Price need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such applicable redemption date and no interest, additional distributions or other sum shall accrue on the amount payable for the period from and after such redemption date to such next succeeding Business Day.

3

C.             On and after the Preferred Redemption Date, all distributions on the Series B Preferred Units designated for redemption in the Notice of Redemption shall cease to accrue and all rights of the holder thereof, except the right to receive the Redemption Price, shall cease and terminate, such Series B Preferred Units shall not be deemed to be outstanding for any purpose whatsoever, and such holder shall cease to be a Limited Partner in respect of such Series B Preferred Units.

D.             At its election, the Partnership, prior to a Preferred Redemption Date, may irrevocably deposit the Redemption Price of the Series B Preferred Units so called for redemption in trust for the holder thereof with a bank or trust company, in which case (i) the Partnership shall notify the applicable holder of such Series B Preferred Units in writing that the Redemption Price has been so deposited, (ii) on and after the applicable Preferred Redemption Date, all distributions on the Series B Preferred Units designated for redemption in the Notice of Redemption shall cease to accrue and (iii) on and after the date of such Notice of Redemption and the date such funds have been set aside, all rights of the holders of such Series B Preferred Units except the right to receive the Redemption Price, shall cease and terminate, such Series B Preferred Units shall not be deemed to be outstanding for any purpose whatsoever, and such holder shall cease to be a Limited Partner in respect of such Series B Preferred Units.

E.             In the event the General Partner (or its direct or indirect parent) is (as the result of any merger, acquisition or otherwise) a REIT with Publicly Traded equity securities, the General Partner shall have the right, without the consent of any Partner or other Person, notwithstanding any other provision of this Agreement, to amend this Section 17.4 and any provision of this Agreement as necessary to provide the REIT the option, in lieu of paying the Redemption Price in cash, to issue an amount of Publicly Traded stock in such public REIT with a fair market value at the time of redemption, as determined by the General Partner in good faith, equal to the Redemption Price to any redeeming holders of Series B Preferred Units who consent to such substitution with respect to such particular redemption; provided that this right of substitution shall be available only if the shares of stock to be issued to such holder of Series B Preferred Units pursuant hereto are registered with the Securities and Exchange Commission for immediate resale by the redeeming holder of Series B Preferred Units.

F.             For purposes of this Article 17, “Notice of Redemption” means a notice substantially in the following form:

“The undersigned hereby irrevocably (i) elects to redeem all of the undersigned’s Series B Preferred Units in BioMed Realty, L.P. in accordance with the terms of Article 17 of the Fifth Amended and Restated Agreement of Limited Partnership of BioMed Realty, L.P., as may be further amended, restated, supplemented or otherwise modified from time to time, and, the redemption right referred to in Section 17.4 thereof, (ii) surrenders such Series B Preferred Units and all right, title and interest therein, for redemption pursuant to such provisions, and (iii) directs that the Redemption Price deliverable upon exercise of such redemption right pursuant to Section 17.4 thereof be delivered to the undersigned at the address specified below.

Dated:

Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

(Social security or tax identification number)

4

Section 17.5.     Redemption at Partnership’s Option

A.             Commencing on the fifth anniversary of the Closing Date, the Partnership shall have the right, in its sole discretion and from time to time (the “Partnership Redemption Right”), to redeem all or any portion of the Series B Preferred Units then outstanding (provided, that the Partnership Redemption Right shall not be exercised for less than all of the Series B Preferred Units if, after the exercise of such Partnership Redemption Right, Series B Preferred Units with less than $5 million in aggregate liquidation preference would remain outstanding), for a cash redemption price per Series B Preferred Unit equal to the Redemption Price. The Partnership shall exercise the Partnership Redemption Right by providing each record holder of Series B Preferred Units not less than ten (10) days’ nor more than sixty (60) days’ prior written notice of the applicable date of redemption. Such notice shall include (i) the number of Series B Preferred Units to be redeemed from each such holder, (ii) the applicable Redemption Price, (iii) the applicable date of redemption and (iv) that distributions on the Series B Preferred Units to be redeemed shall cease to accrue on and after such redemption date. No failure to give or defect in such notice or defect in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to any holder of Series B Preferred Units to whom notice was defective or not given.

B.             If the Partnership redeems less than all of the outstanding Series B Preferred Units pursuant to any exercise of the Partnership Redemption Right under this Section 17.5, the Series B Preferred Units to be redeemed may be determined by the General Partner pro rata from the record holders of Series B Preferred Units (with any appropriate adjustments in the General Partner’s sole discretion to avoid redemption of fractions of Partnership Interests), or by any other equitable manner determined by the General Partner in its reasonable discretion.

C.             In the event any applicable redemption date shall not be a Business Day, then payment of the Redemption Price need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such applicable redemption date and no interest, additional distributions or other sum shall accrue on the amount payable for the period from and after such redemption date to such next succeeding Business Day.

D.             On and after the redemption date (unless the Partnership defaults in payment of the Redemption Price), all distributions on the Series B Preferred Units designated for redemption in the notice of redemption shall cease to accrue and all rights of the holder thereof, except the right to receive the Redemption Price, shall cease and terminate, such Series B Preferred Units shall not be deemed to be outstanding for any purpose whatsoever, and such holder shall cease to be a Limited Partner in respect of such Series B Preferred Units.

E.             At its election, the Partnership, prior to the redemption date, may irrevocably deposit the Redemption Price of the Series B Preferred Units so called for redemption in trust for the holder thereof with a bank or trust company, in which case (i) the Partnership shall notify the applicable holder of such Series B Preferred Units in writing that the Redemption Price has been so deposited, (ii) on and after the applicable redemption date, all distributions on the Series B Preferred Units designated for redemption in the notice of redemption shall cease to accrue and (iii) on and after the date of such notice of redemption and the date such funds have been set aside, all rights of the holder thereof, except the right to receive the Redemption Price, shall cease and terminate, such Series B Preferred Units shall not be deemed to be outstanding for any purpose whatsoever, and such holder shall cease to be a Limited Partner in respect of such Series B Preferred Units.

Section 17.6.     Ranking

Notwithstanding any provision of this Agreement, including any amendments made hereto after the Closing Date, the Series B Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank senior to all other series or classes of Partnership Interests (all of which are referred to collectively as “Series B Junior Units”).

5

Section 17.7.     Voting Rights

A.             The holders of Series B Preferred Units shall have no voting rights whatsoever on any matter relating to the Partnership, whether under this Agreement, the Act, at law, in equity or otherwise, except as expressly set forth in this Section 17.7.

B.             So long as Series B Preferred Units with at least $5 million in aggregate liquidation preference remain outstanding, the affirmative vote or consent of the holders of at least a majority of the Series B Preferred Units, outstanding at the time, given in person or by proxy, at a meeting (voting as a separate class) or in writing (without prior notice and without a vote) will be required to amend, alter or repeal the provisions of this Article 17 or the Applicable Provisions, whether by merger or consolidation or otherwise (an “Event”), so as to permit the Partnership to either (i) authorize, create or issue any class or series of Partnership Interests ranking senior to or on a parity with the Series B Preferred Interests with respect to rights to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership (“Senior/Parity Units”), (ii) reclassify any authorized Partnership Interests into Senior/Parity Units, (iii) authorize, create or issue any obligation or security convertible into or exchangeable for or evidencing the right to purchase any Senior/Parity Units or (iv) materially and adversely affect any other right, preference, privilege or voting power of the Series B Preferred Units or the holders thereof with respect to this Article 17 or the Applicable Provisions; provided however, that so long as (a) the Series B Preferred Units remain outstanding with the terms thereof materially unchanged (taking into account that the Partnership may not be the surviving entity), or (b) the holders of the Series B Preferred Units receive equity securities of the surviving entity (taking into account that the surviving entity may not be a partnership or formed in Maryland), with rights, preferences, privileges and voting powers substantially the same as those of the Series B Units, the occurrence of such Event shall not be deemed for purposes of clause (iv) to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series B Preferred Units, and in such case such holders shall not have any voting rights with respect to the occurrence of such Event so long as no such vote would be required under any of clauses (i), (ii) or (iii). Holders of Series B Preferred Units shall not be entitled to vote with respect to (1) any amendment, supplement or modification of any term or provision of this Agreement, other than as expressly provided in the immediately preceding sentence, or (2) the creation or issuance of any Series B Junior Units. Except as set forth herein, holders of Series B Preferred Units, whether in their capacities as Partners or otherwise, shall not have any voting rights whatsoever, including any voting right that may otherwise arise under this Agreement, the Act, at law, in equity or otherwise, and the consent of the holders shall not be required for any action, including the taking of any partnership action, including an Event, regardless of the effect that such partnership action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Units. For purposes of this Article 17, “Applicable Provisions” means the following provisions of this Agreement: Section 2.4 (Power of Attorney), Section 4.1 (Capital Contribution of the Partners), Section 8.1 (Limitation of Liability), Section 8.2 (Management of Business), Section 8.3 (Outside Activities of Limited Partners), Section 9.1 (Records and Accounting), Section 9.3 (Reports), Article 10 (Tax Matters), Section 11.1 (Transfer), Section 11.3 (Limited Partners’ Right to Transfer)(other than the proviso to the first sentence of Section 11.3A), Section 11.4 (Substituted Limited Partners) and Article 12 (Admission of Partners) and, in each case, the definitions relating thereto.

C.             The foregoing voting provisions of this Section 17.7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Units shall have been redeemed or called for redemption upon proper notice pursuant to Section 17.4 or Section 17.5 and sufficient funds, in cash or securities, as applicable, shall have been deposited in trust for the holders thereof with a bank or trust company to effect such redemption in accordance with Section 17.4.D or Section 17.5.E.

D.             In any matter in which the holders of Series B Preferred Units may vote or act by written consent (as expressly provided herein), each Series B Preferred Unit shall be entitled to one vote.

6

Section 17.8.     Transfer Restrictions

The Series B Preferred Units are subject to the restrictions on “transfer” contained in Article 11.

Section 17.9.     No Conversion Right

The Series B Preferred Units shall not be convertible into any other class or series of interest in the Partnership or capital stock of the Company or any of its Subsidiaries.

Section 17.10.     No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series B Preferred Units.

Section 17.11.     Allocations

Notwithstanding anything contained in this Agreement to the contrary, to the fullest extent permitted by applicable law (i) each holder of Series B Preferred Units shall be deemed to have a Capital Account as of the Closing Date equal to the product of [$23.75 + amount of Additional Consideration pursuant to the Merger Agreement] multiplied by the number of Series B Preferred Units held by such holder; (ii) the Partnership’s Net Income shall first be allocated to the holders of the Series B Preferred Units during each Partnership Year until the aggregate amount of Net Income allocated to each of the holders of Series B Preferred Units is equal to the sum of all distributions paid to such holder pursuant to Section 17.2 from the Closing Date to the date of such allocation plus any Net Losses allocated to such holder pursuant to this Section 17.11 from the Closing Date to the date of such allocation; (iii) all remaining Net Income of the Partnership shall be allocated to the holders of Partnership Interests other than the Series B Preferred Units; (iv) all Net Losses of the Partnership shall be allocated to the holders of the Partnership Interests other than the Series B Preferred Units until the Adjusted Capital Account Balance of each such holder of such Partnership Interests has been reduced to zero; (v) Net Losses of the Partnership next shall be allocated to the holders of Series B Preferred Units until the Adjusted Capital Account Balance of each such holder of such Series B Preferred Units has been reduced to zero; and (vi) any remaining Net Losses of the Partnership shall be allocated to the General Partner. Notwithstanding the foregoing, if a holder of Series B Preferred Units receives a distribution pursuant to Section 17.2 and after such distribution and allocations of Net Income pursuant to this Section 17.11 for the then-current fiscal year, the Adjusted Capital Account Balance of such holder in the then-current fiscal period would be less than the amounts such holder would be entitled to receive upon a liquidation of the Partnership, items of gross income and gain will be allocated to match the distribution to the extent that the cumulative Net Income allocated pursuant to this Section 17.11 for the then-current and prior fiscal periods and gross income and gain allocated pursuant to this Section 17.11 for prior fiscal periods (both reduced by any Net Loss allocated under this Section 17.11 that has offset such allocations) are less than cumulative distributions made under Section 17.2 for the then-current and prior fiscal periods. Allocations to Partners in accordance with Article 6 of this Agreement shall take into account allocations required to be made pursuant to this Section 17.11.

Section 17.12.     Tax Protections

All the terms and provisions of that certain tax protection agreement, as set forth in Section 17 of the Purchase and Sale Agreement, made and entered into as of May 14, 2013, by and among BioMed Realty, L.P., Joseph H. Matzkin, Trustee of SixCam Realty Trust, and, solely for purposes of certain sections, Sixth Street Limited Partnership, a Massachusetts limited partnership (the “Charles Street Tax Protection Agreement”), which is the only Tax Protection Agreement (as defined in the Merger Agreement) of BioMed Realty Trust, Inc. or any Company Subsidiary (as defined in the Merger Agreement), shall remain in full force and effect, until the expiration of such agreement in accordance with the terms of the Charles Street Tax Protection Agreement.

Section 17.13.     Miscellaneous

A.             The holders of Series B Preferred Units shall not have any preferences or other rights, voting powers, restrictions, rights as to distributions, qualifications or terms or conditions of redemption other than as expressly set forth in the Applicable Provisions and this Article 17.

7

B.             Notwithstanding any other provision of this Agreement or this Article 17 or otherwise applicable provision of law or equity, whenever in this Article 17 the General Partner is permitted or required to make a decision in its (i) “sole discretion,” the General Partner shall be entitled to consider only such interests and factors as it desires, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the holders of Series B Preferred Units, or (ii) in its “good faith” or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards.

8